UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

FUSION-IO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(801) 424-5500

October 10, 2013

Dear Fusion-io Stockholder:

We are pleased to invite you to attend our 2013 annual meeting of stockholders to be held on Thursday, November 21, 2013, at 10:30 a.m., Mountain Time, at our corporate headquarters in Salt Lake City, Utah. A map with directions to the meeting is found on the last page of the accompanying proxy statement. The formal meeting notice and proxy statement are attached.

At this year’s annual meeting, our stockholders will be asked to:

•	elect the two nominees for Class III director named in the proxy statement;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014; and

•	hold a non-binding, advisory vote to approve the compensation of our named executive officers.

Our board of directors recommends that you vote “FOR” each of the proposals listed above. You should carefully read the accompanying proxy statement, which contains detailed information concerning each of these proposals.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented, and we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in the accompanying proxy statement, as well as in the Notice of Internet Availability of Proxy Materials that you received in the mail. If you hold shares of our common stock through a broker, bank, or other nominee holder, please follow the voting instructions provided on the proxy card or the information forwarded by your bank, broker or other holder of record regarding your voting options.

Thank you for your continued support of Fusion-io. We look forward to seeing you at our annual meeting.

Very truly yours,

SHANE ROBISON

Chief Executive Officer and Chairman

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please vote as soon as possible. Under applicable rules, your broker will NOT be able to vote your shares on proposals 1 or 3 unless they receive specific instructions from you. We strongly encourage you to vote your shares.

We encourage you to vote by Internet. It is convenient for you and saves us postage and processing costs. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of the accompanying proxy statement.

FUSION-IO, INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO STOCKHOLDERS OF FUSION-IO, INC.:

NOTICE IS HEREBY GIVEN that the 2013 annual meeting of stockholders of Fusion-io, Inc., a Delaware corporation, will be held on Thursday, November 21, 2013, at 10:30 a.m., Mountain Time, at our corporate headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah, for the following purposes:

1.	to elect the two nominees for Class III director who are named in the accompanying proxy statement, each to serve a term of three years or until their respective successors are duly elected and qualified or until their resignation or removal;

2.	to ratify the selection and appointment by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending June 30, 2014;

3.	to hold a non-binding, advisory vote to approve the compensation of our named executive officers for the fiscal year ended June 30, 2013; and

4.	to transact such other business as may properly come before the annual meeting or at any and all adjournments, postponements or other delays thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The meeting will begin promptly at 10:30 a.m., Mountain Time, and check-in will begin at 10:00 a.m., Mountain Time. Only stockholders at the close of business on September 25, 2013, or their valid proxies, are entitled to vote by ballot at the annual meeting. If you hold shares through a broker, bank, trustee or nominee (that is, in “street name”), you will need to provide a “legal” proxy from your broker, bank, trustee or nominee in order to vote by ballot at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors

SHAWN J. LINDQUIST
Chief Legal Officer, Executive Vice President and Secretary

Salt Lake City, Utah

October 10, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 21, 2013: The notice of annual meeting, proxy statement and 2013 annual report are available by visiting https://materials.proxyvote.com/36112J.

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

-i-

-ii-

FUSION-IO, INC.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

PROXY STATEMENT

The Board of Directors of Fusion-io, Inc., a Delaware corporation (“we,” “us,” “our,” “Fusion-io” or the “company”), is soliciting proxies to be used at our Annual Meeting of Stockholders or at any postponement, adjournment or other delay thereof (the “Annual Meeting”) to be held at our corporate headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah on Thursday, November 21, 2013 at 10:30 a.m., Mountain Time.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive printed proxy materials, by submitting the proxy card. We have designated the following persons to serve as proxies at the Annual Meeting:

—	Shane Robison, Chief Executive Officer;

—	Dennis P. Wolf, Chief Financial Officer; and

—	Shawn J. Lindquist, Chief Legal Officer.

Why am I receiving these materials?

Fusion-io has made these materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at the Annual Meeting, which will take place on Thursday, November 21, 2013, at 10:30 a.m., Mountain Time, at our corporate headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah. As a stockholder, you are invited to attend the Annual Meeting and vote on the items of business described in this proxy statement. These materials were first sent or given to stockholders on or about October 10, 2013.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, Fusion-io has elected to provide access to its proxy materials via the Internet. Accordingly, Fusion-io is sending a Notice of Internet Availability of Proxy Materials, or the Notice, to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our board of directors, and certain other required information.

How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

—	view on the Internet our proxy materials for the Annual Meeting; and

—	instruct us to send future proxy materials to you by email.

Fusion-io’s proxy materials are also available at: https://materials.proxyvote.com/36112J.

Choosing to receive future proxy materials by email will save Fusion-io the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What items of business will be voted on at the Annual Meeting?

The items of business to be voted on at the Annual Meeting are as follows:

—

to elect the two nominees for Class III director named in this proxy statement to the board of directors, each to serve a term of three years or until their respective successors are duly elected and qualified;

—

to ratify the selection and appointment by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending June 30, 2014; and

—	to vote, on an advisory basis, to approve the compensation of our named executive officers for the fiscal year ended June 30, 2013, as set forth in this proxy statement.

We will also transact any other business that properly comes before the Annual Meeting.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

—	“FOR” each of the two nominees for Class III director named in this proxy statement;

—	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014; and

—	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers for the fiscal year ended June 30, 2013.

What shares can I vote?

Each share of our common stock issued and outstanding as of the close of business on September 25, 2013, the record date for the Annual Meeting, is entitled to vote on all items being considered at the Annual Meeting. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee. On the record date, we had 102,318,784 shares of common stock issued and outstanding.

How many votes am I entitled to per share?

For all matters described in this proxy statement for which your vote is being solicited, each holder is entitled to one vote for each share of common stock held by such holder as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the stockholder of record, and these proxy materials were sent directly to you by or on behalf of Fusion-io. As the stockholder of record, you have the right to grant your voting proxy directly to the designated proxies or to vote in person by ballot at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Because a beneficial owner is not the stockholder of record, you may not vote your shares in person by ballot at the Annual Meeting unless you obtain a “legal” proxy from the brokerage firm, bank or other nominee that holds your shares. If you are a beneficial owner and do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by following the instructions provided to you by your brokerage firm, bank or other nominee.

How can I contact Fusion-io’s transfer agent?

Contact our transfer agent by writing American Stock Transfer & Trust Company at 6201 15th Avenue, Brooklyn, New York 11219, or telephoning 1-800-937-5449.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Fusion-io stockholder as of the record date or you hold a valid proxy for the Annual Meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to September 25, 2013. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

If you do not comply with the procedures outlined above, you may not be admitted to the Annual Meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the proxy card if you requested to receive printed materials or, if you vote by telephone or Internet, by indicating your plans when prompted.

Will the Annual Meeting be webcast?

We do not expect to webcast the Annual Meeting.

How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted by you in person by ballot at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a “legal” proxy from the brokerage firm, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card, or by returning the proxy card in the postage-paid envelope accompanying the proxy materials. If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Can I change my vote or revoke my proxy?

You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, (ii) providing a written notice of revocation to our corporate secretary at Fusion-io, Inc., Attention: Corporate Secretary,

2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121, prior to your shares being voted, or (iii) attending the Annual Meeting and voting in person by ballot. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other nominee following the instructions they provided or, if you have obtained a “legal” proxy from your brokerage firm, bank or other nominee, by attending the Annual Meeting and voting in person by ballot.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for 10 days prior to the Annual Meeting for any purpose germane to the meeting between the hours of 9:00 a.m. and 4:30 p.m. at our corporate headquarters at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fusion-io or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How many shares must be present or represented to conduct business at the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the issued and outstanding shares of common stock be present in person or represented by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a brokerage firm, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Class III directors	Plurality of the shares	No

Ratification of Ernst & Young LLP	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Yes

Advisory Vote to Approve Executive Compensation	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	No

If you are a beneficial owner, your brokerage firm, bank or other nominee is permitted to vote your shares on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, even if such nominee does not receive voting instructions from you. Your brokerage firm, bank or other nominee does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. In addition, discretionary voting is not allowed with respect to the proposal seeking approval of advisory votes on executive compensation. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares for the election of directors and the advisory votes on executive compensation to your brokerage firm, bank or other nominee.

Election of Class III Directors

The two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors. You may vote “FOR” or “WITHHOLD” for each director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of a Class III director will not be voted with respect to such director although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Ratification of Ernst & Young LLP

The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the selection by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Advisory Vote to Approve Executive Compensation

The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the fiscal year ended June 30, 2013. You may vote “FOR,” “AGAINST,” or “ABSTAIN”

on this proposal. Abstentions are votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

Who will count the votes?

A representative of Broadridge Financial Services, Inc. will tabulate the votes and act as inspector of election of the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and other employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice, or proxy statement if applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, or, if applicable, proxy statement and annual report, please direct your written request to:

Fusion-io, Inc.

Attention: Investor Relations

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Stockholders who hold shares in street name may contact their brokerage firm, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2014 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.

For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than June 12, 2014. In addition, such stockholder proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Proposals should be addressed to:

Fusion-io, Inc.

Attention: Corporate Secretary

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Fax: (801) 424-5500

Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws.

To be timely for our 2014 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

—	not earlier than July 27, 2014; and

—	not later than the close of business on August 26, 2014.

Nomination of Director Candidates

Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely written notice of the nomination to our Corporate Secretary in accordance with our bylaws. To be timely for our 2014 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

—	not earlier than July 27, 2014; and

—	not later than the close of business on August 26, 2014.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Fusion-io’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Fusion-io Policies on Business Conduct

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2011, we adopted a code of business conduct and ethics, which applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. Our code of conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws, and conflicts of interest.

Under our code of conduct, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our code of conduct is available at our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.” When required by the rules of the New York Stock Exchange, or NYSE, or the SEC, we will disclose any future amendment to, or waiver of, any provision of the code of conduct for our chief executive officer, principal financial officer, or principal accounting officer or any member or members of our board of directors on our website within four business days following the date of such amendment or waiver.

Corporate Governance Guidelines

Our board of directors has adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business of Fusion-io in accordance with its fiduciary responsibilities. Among other things, these corporate governance guidelines address the establishment and operation of board committees, the role of our chairman, and matters relating to director independence and performance assessments. Our corporate governance guidelines are available at our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.”

Role and Composition of the Board

As identified in our corporate governance guidelines, the role of our board of directors is to oversee the performance of our chief executive officer and other senior management. Our board of directors is responsible for hiring, overseeing, and evaluating management while management is responsible for running our day-to-day operations.

Our board of directors is currently comprised of six members and is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2014 for the Class I directors, 2015 for the Class II directors, and 2016 for the Class III directors.

Board Leadership Structure

The board of directors currently believes that our company is best served by combining the roles of chairman of the board and chief executive officer, coupled with a lead independent director. Our board of directors believes that as chief executive officer, Shane Robison is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in the development of our strategy. Our independent directors bring experience, oversight and expertise from outside the company, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman and chief executive officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairman of the board based upon the board’s view of what is in the best interests of the company. Accordingly, the board of directors periodically reviews its leadership structure.

Lead Independent Director

In May 2011, our board of directors first appointed Scott D. Sandell as lead independent director, and in August 2013, our board reconfirmed Mr. Sandell’s appointment as lead independent director for our fiscal year ending June 30, 2014, or fiscal 2014. As the lead independent director, Mr. Sandell is responsible for coordinating the activities of the independent directors. The lead independent director has the following specific responsibilities:

—	call special meetings of the independent directors and chair meetings of independent directors;

—	act as the principal liaison between the non-employee directors and the chairman of the board on sensitive issues;

—	work with the chairman of the board to develop a schedule of meetings for the board and provide input with respect to meeting agendas for the board of directors and its committees;

—	advise the chairman of the board with respect to the quality, quantity and timeliness of the flow of information from company management;

—	coordinate and moderate executive sessions of the independent directors; and

—	perform such other duties as the board of directors may from time to time delegate to the lead independent director.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.

While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. The charter of our audit committee provides that the committee’s responsibilities include oversight of our major financial risks and certain compliance matters. In addition, in setting compensation, our compensation committee strives to create incentives that encourage a level of risk-taking consistent with our business strategy and to encourage a focus on building long term value that does not encourage excessive risk-taking.

In connection with its oversight of compensation-related risks, our compensation committee has reviewed our compensation programs and practices for employees, including executive and non-executive programs and practices. In its review, our compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, our compensation committee determined that any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Fusion-io.

At periodic meetings of the board and its committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts and investment policy and practices.

Board Committees

Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and an operations committee. The membership and the function of each of the committees are described below. Our board of directors may from time to time establish a new committee or dissolve an existing committee depending on the circumstances.

Director’s Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Operations Committee

Non-Employee Directors:

Forest Baskett, Ph.D. .
H. Raymond (Ray) Bingham
Dana L. Evan
John F. Olsen
Scott D. Sandell

Employee Directors:
Shane Robison

Chairperson	Member	Financial Expert

During our fiscal year ended June 30, 2013, or fiscal 2013, our board of directors held 12 meetings. Each of our directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he or she served during the past fiscal year.

Director Independence

As a company listed on NYSE, we are required under NYSE listing requirements to maintain a board comprised of a majority of “independent” directors, as determined affirmatively by our board. In addition, NYSE rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent. In August 2013, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Ms. Evan, and Messrs. Baskett, Bingham, Olsen and Sandell, representing five of our six directors, were “independent directors” as defined under applicable NYSE rules. Mr.  Robison is not considered an independent director because of his position as our chief executive officer.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times as requested by an independent director. These executive sessions are chaired by our lead independent director, Mr. Sandell. Our chief executive officer does not participate in such sessions.

Audit Committee

Ms. Evan and Messrs. Bingham and Olsen, each of whom is a non-employee member of our board of directors, comprise our audit committee. Ms. Evan is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the NYSE and the SEC. Our board of directors has also determined that Ms. Evan qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the NYSE.

The audit committee of our board of directors is responsible for, among other things:

—

selecting and hiring our independent registered public accounting firm, approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

—	supervising and evaluating the performance and independence of our independent registered public accounting firm;

—

reviewing and discussing our financial statements and audits with management, our internal auditors and our independent registered public accounting firm, and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

—	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

—	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

—	overseeing our internal auditors;

—

discussing the scope and results of our annual audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

—	reviewing and discussing our quarterly earnings releases and quarterly reports from our registered independent public accounting firm concerning our accounting policies and practices;

—

reviewing and discussing with management, our internal auditors and our independent registered public accounting firm our major financial risk exposures and steps management has taken to control those exposures;

—	reviewing our related party transaction policy; and

—	preparing the audit committee report that the SEC will require in our annual proxy statement.

Our audit committee held nine meetings during fiscal 2013. Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.”

Compensation Committee

Ms. Evan and Messrs. Bingham, Olsen and Sandell, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Mr. Bingham is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of the NYSE and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The compensation committee is responsible for, among other things:

—

reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries, equity compensation, annual incentive bonuses and severance, change-in-control and other compensation arrangements;

—	overseeing our overall compensation philosophy and establishing, administering and reviewing our compensation plans and benefits programs, including our equity award programs; and

—	preparing the compensation committee report that the SEC will require in our annual proxy statement.

See “Compensation of Non-Employee Directors” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.

Our compensation committee held nine meetings during fiscal 2013. Our compensation committee operates under a written charter approved by the board of directors, which is available on our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Corporate Governance Committee

Messrs. Sandell and Bingham and Ms. Evan, each of whom is a non-employee member of our board of directors, comprise our nominating and corporate governance committee. In August 2013, our board of directors reconstituted this committee to include our lead independent director and the chairs of our audit and compensation committees. We believe that having these directors serve together on our nominating and corporate governance is a good governance practice that will promote increased and improved communication on key matters affecting our company and more informed governance decisions. Mr. Sandell, our lead independent director, is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

—	assisting our board of directors in identifying and evaluating prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

—	reviewing the composition of each committee of our board of directors and making recommendations for the creation of additional committees;

—	developing and recommending governance principles applicable to our board of directors;

—	overseeing the evaluation of our board of directors and management;

—	reviewing and monitoring compliance with our code of business conduct and ethics; and

—	recommending potential members for each board committee to our board of directors.

Our nominating and corporate governance committee will consider recommendations of candidates for the board of directors submitted by stockholders of Fusion-io; see “Process for Recommending Candidates to the Board of Directors” below.

Our nominating and corporate governance committee held two meetings during fiscal 2013. Our nominating and corporate governance committee operates under a written charter approved by the board of directors, which is available on our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.”

Operations Committee

In September 2013, our board of directors formed the operations committee, which is comprised of Messrs. Olsen and Robison. Mr. Olsen, who is a non-employee member of our board of directors, is the chair of the operations committee. The committee has not held any formal meetings to date. The operations committee is responsible for, among other things, overseeing certain operational initiatives, as may be defined from time to time by our board of directors.

Considerations in Evaluating Director Nominees

Our board of directors has established a policy for evaluating director nominees.

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating and corporate governance committee and board of directors will consider the following:

—	the current size and composition of our board of directors and the needs of the board and its respective committees;

—	factors such as character, judgment, diversity, age, independence, expertise, corporate experience, length of service, understanding of our business, other commitments and the like; and

—	other factors that our committee may consider appropriate.

Our nominating and corporate governance committee and board of directors evaluates the factors listed above individually and does not assign any particular weighting or priority to any of these factors. Neither our board of directors nor the nominating and corporate governance committee has established any minimum qualifications for director nominees, and instead takes a holistic approach when evaluating the above factors. While not maintaining a specific policy on board diversity requirements, the board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the board and, therefore, seek a variety of occupational and personal backgrounds on the board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board.

Process for Recommending Candidates to the Board of Directors

Our nominating and corporate governance committee is responsible for, among other things, recommending candidates for election to the board of directors. It is the policy of our nominating and corporate governance committee to consider recommendations for candidates to the board of directors from stockholders. Stockholder recommendations for candidates to the board of directors must be directed in writing to Fusion-io, Inc., Attention: Corporate Secretary, 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121, and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate acknowledging that as a director of Fusion-io, the nominee will owe a fiduciary duty under Delaware law with respect to Fusion-io and its stockholders, information regarding any relationships between the candidate and Fusion-io, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, potential conflicts of interest, other commitments and the like.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. We have scheduled the Annual Meeting on the same day as a regularly scheduled board meeting in order to facilitate attendance by our board members.

Communications with the Board of Directors

Stockholders or interested parties who wish to communicate with our directors (individually or as a group) are welcome to do so in writing, at the following address:

Fusion-io, Inc.

Attention: Board of Directors

c/o Corporate Secretary

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Communications are distributed to our board or to the appropriate individual director.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-employee Director Compensation Program

In May 2011, our board of directors adopted a non-employee director compensation policy regarding cash compensation and grants of equity compensation to non-employee directors. The policy was amended and restated in September 2011, 2012 and 2013.

Cash Compensation

Non-employee directors are entitled to receive the following cash compensation for their services as follows:

Annual Cash Retainer ($)*
Annual retainer	50,000
Additional retainer for lead independent director(1)	20,000
Additional retainer for audit committee chair(2)	26,000
Additional retainer for audit committee member(3)	14,500
Additional retainer for compensation committee chair(4)	19,000
Additional retainer for compensation committee member(5)	10,000
Additional retainer for nominating and governance committee chair(6)	11,500
Additional retainer for nominating and governance committee member(7)	5,750
Additional retainer for operations committee member(8)	100,000

*	Paid quarterly in arrears.
(1)	In September 2012, our board of directors approved an annual retainer for our lead director of $20,000.
(2)	In September 2012, our board of directors approved an increase of $5,500 to the annual retainer amount, from $20,500 to $26,000.
(3)	In September 2012, our board of directors approved an increase of $4,500 to the annual retainer amount, from $10,000 to $14,500.
(4)	In September 2012, our board of directors approved an increase of $3,500 to the annual retainer amount, from $15,500 to $19,000.
(5)	In September 2012, our board of directors approved an increase of $1,500 to the annual retainer amount, from $8,500 to $10,000.
(6)	In September 2012, our board of directors approved an increase of $2,250 to the annual retainer amount, from $9,250 to $11,500.
(7)	In September 2012, our board of directors approved an increase of $1,375 to the annual retainer amount, from $4,375 to $5,750.
(8)	In September 2013, our board of directors approved a retainer of $100,000 for non-employee members of the committee.

Equity Compensation

Each non-employee director who first joins our board of directors will be granted a restricted stock unit, or RSU, award covering 30,000 shares of common stock and each non-employee director will be granted an annual RSU award covering 15,000 shares of common stock on the date of each of our annual stockholder meetings.

An initial RSU award will vest as to 25% of the shares on the first anniversary of the date the non-employee director joins our board of directors, and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to continued service as a board member through each such vesting date. Annual RSU awards will vest on the earlier of: the anniversary of the grant date or the day prior to the annual meeting of stockholders immediately following the annual meeting at which the award is granted, subject to continued service as a board member through the vesting date. In the event of a change of control, the director’s award will immediately vest in full and become fully exercisable.

Fiscal 2013 Non-employee Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by our non-employee directors for the fiscal 2013. The table excludes Messrs. Flynn and White, who were executive officers and did not receive any compensation from us in their roles as directors in fiscal 2013. Mr. Robison received compensation as a director in fiscal 2013 prior to his appointment as our Chief Executive Officer and Chairman. Mr. Robison’s director compensation has been included in the section titled “Executive Compensation”.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Forest Baskett, Ph.D.	61,500	374,850	436,350
H. Raymond Bingham	83,500	374,850	458,350
Dana L. Evan	86,000	374,850	460,850
Scott D. Sandell	85,750	374,850	460,600

(1)	Amounts represent the aggregate grant date fair value of the stock or option award calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended (“ASC 718”), without regard to estimated forfeitures, or, with respect to repriced options, the incremental fair value as computed in accordance with ASC 718. See Note 8 of the notes to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal 2013 for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

Non-employee Director Equity Awards

The following table sets forth information concerning outstanding equity awards held by each of our non-employee directors at June 30, 2013. Information concerning outstanding equity awards held by Messrs. Flynn, White and Robison at June 30, 2013 has been included in the section titled “Executive Compensation”.

Name	Options Outstanding (#)		Stock Awards Outstanding (#)(1)
Forest Baskett, Ph.D.	100,000	(2)	15,000
H. Raymond Bingham	140,000	(3)	15,000
Dana L. Evan	144,000	(4)	15,000
Scott D. Sandell	100,000	(5)	15,000

(1)	The outstanding stock awards listed are awards of restricted stock units, which will vest the day before our 2013 annual meeting of stockholders.
(2)	The outstanding options for Dr. Baskett consist of 50,000 from the grant awarded on February 19, 2011, which has an exercise price per share of $5.12 and 50,000 from the grant awarded November 18, 2011, which has an exercise price per share of $39.60.
(3)	The outstanding options for Mr. Bingham consist of 90,000 from the grant awarded February 19, 2011, which has an exercise price per share of $5.12 and 50,000 from the grant awarded November 18, 2011, which has an exercise price per share of $39.60.
(4)	The outstanding options for Ms. Evan consist of 94,000 from the grant awarded February 19, 2011, which has an exercise price per share of $5.12 and 50,000 from the grant awarded November 18, 2011, which has an exercise price per share of $39.60.
(5)	The outstanding options for Mr. Sandell consist of 50,000 from the grant awarded February 19, 2011, which has an exercise price per share of $5.12 and 50,000 from the grant awarded November 18, 2011, which has an exercise price per share of $39.60.

In August 2013, our board of directors appointed Mr. Olsen to our board. In connection with his appointment, Mr. Olsen received an RSU award covering 30,000 shares of common stock, which vests as to 25% of the shares on August 1, 2014, and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to continued service as a member of our board of directors through each such vesting date. Mr. Olsen’s compensation for services as a director will be as set forth in this proxy statement.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Board Structure

Our board of directors is currently composed of six members. Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be one or more members, as determined from time to time by resolution of our board of directors.

Our board of directors is divided into three classes of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held during the years 2014 for the Class I directors, 2015 for the Class II directors and 2016 for the Class III directors.

Nominees for Class III Directors (Terms Expiring in 2016)

At the Annual Meeting, two Class III directors will be elected to our board of directors. Our nominating and corporate governance committee recommended, and our board of directors nominated, Messrs. Bingham and Sandell as nominees for election as Class III directors at the Annual Meeting.

Each of Messrs. Bingham and Sandell have consented to being named in this proxy statement and agreed to serve if elected, and we have no reason to believe that either nominee will be unavailable to serve. In the event one of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

Biographical Information Concerning the Class III Director Nominees

H. Raymond Bingham, age 67, has served as a director since February 2011. Mr. Bingham has been an advisory director of General Atlantic LLC, a private equity firm, since January 2010 and managing director and head of the Palo Alto office from September 2006 to December 2009. From August 2005 to August 2006, Mr. Bingham was a self-employed private investor. From 1993 to 2005, Mr. Bingham served in various positions at Cadence Design Systems, Inc., a supplier of electronic design automation software and services, including executive chairman of the board of directors, president and chief executive officer and executive vice president and chief financial officer. Mr. Bingham also currently serves as a director of Oracle Corporation, Flextronics International Ltd., Spansion Inc. and Dice Holdings, Inc. Mr. Bingham holds a B.S. from Weber State University and an M.B.A. from Harvard Business School. We believe that Mr. Bingham possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in leading and managing a large, complex global organization in the technology industry and financial expertise and significant audit and financial reporting knowledge.

Scott D. Sandell, age 49, has served as a director since March 2008 and was appointed as the lead independent director of our board of directors in May 2011. In 1996, Mr. Sandell joined New Enterprise Associates, where he became a general partner in 2000. In addition to serving on our board of directors, Mr. Sandell serves on the boards of directors of Spreadtrum Communications, Inc., Tableau Software, Inc., Workday, Inc., and a number of privately held companies. Mr. Sandell started his career at the Boston Consulting Group and later joined C-ATS Software, Inc. Later, he worked as a product manager for Windows 95 at Microsoft Corporation before joining New Enterprise Associates in 1996. Mr. Sandell is a member of the board of directors of the National Venture Capital Association. Mr. Sandell holds an A.B. in Engineering Sciences from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Sandell possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience with a wide range of technology companies and the venture capital industry.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of Messrs. Bingham and Sandell as a Class III director.

* * * * *

Class I Directors Continuing in Office until the 2014 Annual Meeting

Shane Robison, age 59, has served as a director since December 2011 and as our Chief Executive Officer and Chairman since August 2013, and as our Chief Executive Officer, President and Chairman since May 2013. Mr. Robison served as chief strategy & technology officer and executive vice president of Hewlett-Packard Company from May 2002 to November 2011. From 2000 to May 2002, Mr. Robison served as senior vice president, technology and chief technology officer of strategy and technology of Compaq Computer Corporation. Prior to joining Compaq, Mr. Robison served as the president of Internet Technology and Development at AT&T Labs. Prior to AT&T Labs, Mr. Robison was Executive Vice president, research and development, and then served as president of the Design Productivity Group at Cadence Design Systems. Mr. Robison also spent seven years at Apple Inc., where he held a series of executive-level positions, leaving the company as vice president and general manager of the Personal Interactive Electronics Division. Mr. Robison’s experience includes work at Schlumberger’s research groups in Silicon Valley, at Evans & Sutherland Computer Corporation and consulting for the University of Utah in the area of database systems architecture. Mr. Robison serves on the board of directors of Altera Corporation. Mr. Robison holds a B.S. and a M.S. in Computer Science from the University of Utah. We believe that Mr. Robison possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience with a wide range of technology companies, including broad expertise in operations strategy, and the perspective and experience he brings as our Chief Executive Officer and President.

John F. Olsen, age 62, has served as a director since August 2013. Mr. Olsen served as a director of Borland Software Corporation from February 2005 to July 2009, and as chairman of the board from August 2006 to July 2009. Since 2004, Mr. Olsen has been a private investor. From 2001 to 2004, Mr. Olsen served as president and chief operating officer of Business Objects, a provider of business intelligence solutions. Prior to joining Business Objects, he was president and chief executive officer of Marimba, Inc., a provider of Internet infrastructure management solutions from July 2000 to June 2001. From 1993 to 2000, Mr. Olsen served as president of the Design Realization Group of Cadence Design Systems, Inc. Before joining Cadence in 1993, Mr. Olsen held the position of partner, Strategic Services, at KPMG Peat Marwick. Mr. Olsen holds an M.S. degree in management science from the University of South Florida, and a B.S. degree in industrial engineering from Iowa State University. We believe that Mr. Olsen possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in leadership roles with a wide range of technology companies.

Prior to his appointment as a director, Mr. Olsen served as a consultant to Fusion-io from October 2012 through July 2013, pursuant to a consulting agreement entered into on October 15, 2012, by and between Fusion-io and Mr. Olsen (the “Consulting Agreement”). The Consulting Agreement was terminated prior to Mr. Olsen’s appointment as a director of Fusion-io. Pursuant to the Consulting Agreement, Mr. Olsen provided advisory services to Fusion-io and received aggregate compensation of less than $120,000.

Class II Directors Continuing in Office until the 2015 Annual Meeting

Forest Baskett, Ph.D., age 70, has served as a director since March 2008. Dr. Baskett has been a general partner of New Enterprise Associates, a venture capital firm, since 2004. Dr. Baskett joined New Enterprise Associates in 1999. From 1986 to 1999, Dr. Baskett served as chief technology officer and senior vice president, research and development of Silicon Graphics, Inc. Dr. Baskett founded and directed the Western Regional Laboratory of Digital Equipment Corporation from 1982 to 1986. From 1971 to 1982, Dr. Baskett was a professor of Computer Science and Electrical Engineering at Stanford University. In addition to serving on our board of directors, Dr. Baskett serves on the boards of directors of Audience, Inc., Tableau Software, Inc. and a number of privately held companies. Dr. Baskett holds a B.A. in Mathematics from Rice University, a Ph.D. in Computer Science from the University of Texas at Austin and is a member of the National Academy of Engineering. We believe that Dr. Baskett possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience with a wide range of technology companies and the venture capital industry.

Dana L. Evan, age 53, has served as a director since February 2011. Since July 2007, Ms. Evan has invested in and served on the boards of directors of companies in the Internet, technology and media sectors, including

Omniture, Inc. From May 1996 until July 2007, Ms. Evan served as chief financial officer of VeriSign, Inc., a provider of intelligent infrastructure services for the Internet and telecommunications networks. Previously, Ms. Evan worked as a financial consultant in the capacity of chief financial officer, vice president of finance or corporate controller over an eight-year period for various public and private companies and partnerships, including VeriSign, Inc., Delphi Bioventures, a venture capital firm, and Identix Incorporated, a multi-biometric technology company. Prior to serving as a financial consultant, Ms. Evan worked in a variety of positions at KPMG LLP. Ms. Evan also serves on the board of directors of Proofpoint, Inc. and a number of privately held companies, including Box, Inc., Criteo S.A. and SurveyMonkey Inc. Ms. Evan is a certified public accountant (inactive) and holds a B.S. in Commerce with a concentration in Accounting and Finance from Santa Clara University. We believe that Ms. Evan possesses specific attributes that qualify her to serve as a member of our board of directors, including broad expertise in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology and Internet companies.

The ages of our directors as indicated in this proxy statement are determined as of September 25, 2013.

* * * * *

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2014, or fiscal 2014. During our fiscal year ended June 30, 2013, or fiscal 2013, Ernst & Young served as our independent registered public accounting firm and also provided certain tax services.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Fusion-io and its stockholders. Our audit committee is submitting the selection of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Recommendation

Our board of directors recommends a vote “FOR” the selection of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.

* * * * *

Principal Accounting Fees and Services

The following table sets forth the aggregate fees for services provided by Ernst & Young for the fiscal years ended June 30, 2012 and 2013:

	2012	2013
Audit fees(1)	$837,860	$795,338
Audit-related fees(2)	170,535	—
Tax fees(3)	88,976	176,319
All other fees	—	—

Total fees	$1,097,371	$971,657

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and the audit of our internal control over financial reporting, review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and includes accounting services in connection with securities offerings.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due-diligence in connection with potential acquisitions, audits of acquired entities, and consultations concerning financial accounting and reporting standards.
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. All of the services provided by Ernst & Young for our fiscal years ended June 30, 2012 and 2013 described above were pre-approved by the audit committee or our board of directors.

Report of the Audit Committee

The audit committee assists the board in fulfilling its oversight responsibility over Fusion-io’s financial reporting process. It is not the duty of the committee to plan or conduct audits or to prepare Fusion-io’s financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness, and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing Fusion-io’s financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, Fusion-io’s financial condition, results of operations, and cash flows. However, the audit committee does review and discuss the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, the committee initiates inquiries into various aspects of Fusion-io’s financial affairs.

Unless the committee has reason to question its reliance on management or the independent registered public accounting firm,

the members of the committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of Fusion-io’s financial statements have been carried out in accordance with the standards of the PCAOB or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm to review Fusion-io’s 2013 audited consolidated financial statements (including the quality of Fusion-io’s accounting principles). Management represented to the committee that Fusion-io’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the 2013 audited consolidated financial statements to stockholders. The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T.

The audit committee has discussed with the independent accountant the independent accountant’s independence from Fusion-io and its management. As part of that review, the committee received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, Fusion-io’s audited consolidated financial statements for the fiscal

2013 for filing with the Securities and Exchange Commission as part of the company’s Annual Report on Form 10-K. The committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending June 30, 2014.

The Audit Committee

Dana L. Evan (Chair)

John F. Olsen

H. Raymond Bingham

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fusion-io under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fusion-io specifically incorporates the Report of the Audit Committee by reference therein.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our general executive compensation philosophy is to provide programs that attract, motivate, reward and retain highly qualified executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business and maximize stockholder value over time. We strive to provide an executive compensation program that is market competitive, rewards achievement of our business objectives and is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities) that are intended to align the interests of executives with those of our stockholders. Please refer to the “Executive Compensation—Compensation Discussion and Analysis” section for a detailed discussion of Fusion-io’s executive compensation practices and philosophy.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures in the “Executive Compensation—Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Fusion-io, our compensation committee, or our board of directors. Our board of directors and compensation committee value the opinions of our stockholders and we are providing the vote as required pursuant to Section 14A of the Securities and Exchange Act of 1934. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, our compensation committee will consider such vote as it assesses our compensation policies and decisions.

Recommendation

Our board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

* * * * *

EXECUTIVE OFFICERS

The names of our executive officers and a key employee, their ages, their positions with Fusion-io, and other biographical information as of September 25, 2013, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Executive Officers:
Shane Robison*	59	Chief Executive Officer and Chairman
Dennis P. Wolf	60	Chief Financial Officer and Executive Vice President
Lance L. Smith	49	President and Chief Operating Officer
James L. Dawson	51	Chief Sales Officer and Executive Vice President
Shawn J. Lindquist	43	Chief Legal Officer, Executive Vice President and Secretary
Dr. Pankaj Mehra	48	Chief Technology Officer and Senior Vice President
Key Employee:
Stephen G. Wozniak	63	Chief Scientist

*	Biographical information for Mr. Robison is found above in the section titled “Class I Directors Continuing in Office until the 2014 Annual Meeting.”

Dennis P. Wolf has served as our Chief Financial Officer and Executive Vice President since October 2010, as our Chief Financial Officer and Senior Vice President from March 2010 to October 2010, and as our Chief Financial Officer from November 2009 to March 2010. From January 2009 to April 2009, Mr. Wolf served as interim chief executive officer and chief financial officer of Finjan Software, Inc., a provider of web security solutions. From March 2005 to June 2008, Mr. Wolf served as executive vice president and chief financial officer of MySQL AB, an open source database software company. Prior to MySQL, Mr. Wolf held financial management positions for public high technology companies, including Apple Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell, Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf currently serves as a director and chair of the audit committee of Codexis Inc., and has been a director and chair of the audit committee for other publicly and privately held companies including Quantum Corporation, BigBand Networks, Inc., Registry Magic, Inc., Avanex Corporation, Komag, Inc. and Vitria Technology, Inc. He holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Lance L. Smith has served as our President and Chief Operating Officer since August 2013, as our Chief Operating Officer since April 2010, as our Executive Vice President since October 2010, as our Senior Vice President of Engineering from September 2009 to October 2010, and as our Senior Vice President of Product Management and Marketing from May 2008 to September 2009. From January 2003 to May 2008, Mr. Smith served as vice president and general manager of RMI Corporation, a semiconductor company. From 2000 to 2002, Mr. Smith served as senior vice president, business development of Raza Foundries, Inc., a broadband networking and communications investment company, and served in various interim executive roles at Pacific Broadband Communications, Inc., Acirro, Inc. and Omnishift Technologies Inc. He also served as the director of commercial segment marketing and director of technical marketing for the computational products group of Advanced Micro Devices, Inc., the x86 microprocessor and video card maker, and had management roles at technology companies NexGen, Inc. and Chips and Technologies, Inc. Mr. Smith holds a B.S. in Electrical Engineering from Santa Clara University.

James L. Dawson has served as our Chief Sales Officer and Executive Vice President since June 2013, our Executive Vice President, Worldwide Sales since October 2010, and as our Senior Vice President of Sales from April 2009 to October 2010. From 2004 to April 2009, Mr. Dawson served as vice president of worldwide sales of 3PAR Inc., a storage solutions company. From 2002 to 2004, Mr. Dawson served as vice president, strategic sales and business development of Neoscale Systems,

Inc., an enterprise storage security company. From 2000 to 2002, Mr. Dawson served as vice president of worldwide sales for Scale Eight, Inc., a storage solutions company. From 1987 to 2000, Mr. Dawson served in various positions with Data General Corporation, a supplier of storage and enterprise computing solutions, most recently as vice president of EMEA and Asia Pacific for its CLARiiON Storage Division. Mr. Dawson holds a B.A. in Economics from Weber State University.

Shawn J. Lindquist has served as our Chief Legal Officer, Executive Vice President and Secretary since October 2010, and as our Chief Legal Officer, Senior Vice President and Secretary from February 2010 to October 2010. From 2005 to January 2010, Mr. Lindquist served as chief legal officer, senior vice president and secretary of Omniture, Inc., an online marketing and web analytics company, through the completion and integration of the merger of Omniture with Adobe Systems Incorporated. Prior to Omniture, Mr. Lindquist was a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, P.C., one of the leading legal advisors to technology, life sciences, and other growth enterprises worldwide. Mr. Lindquist has also served as in-house corporate and mergers and acquisitions counsel for Novell, Inc., and as vice president and general counsel of a privately held, venture-backed company. Mr. Lindquist has also served as an adjunct professor of law at the J. Reuben Clark Law School at Brigham Young University. Mr. Lindquist holds a B.S. in Business Management-Finance and a J.D. from Brigham Young University.

Dr. Pankaj Mehra has served as our Chief Technology Officer and Senior Vice President since April 2013. From August 2010 through April 2013, Mr. Mehra served as founder and senior vice president and chief technology officer of Whodini, Inc., an enterprise software company. From January 2008 to August 2010, Dr. Mehra served as chief scientist of HP Labs Russia at the Hewlett-Packard Company. Dr. Mehra also previously served as a distinguished technologist at HP Labs (Hewlett-Packard Laboratories) and a distinguished technologist (Information Services), HP StorageWorks. Dr. Mehra has co-authored three books, coordinated industry participation in the Stanford University led Collaborative Data Management Initiative, and served on the program committee of International Semantic Web Conference and on the editorial board of IEEE Internet Computing magazine. Dr. Mehra holds a B. Tech. degree from IIT Delhi and a Ph.D. in Computer Science from University of Illinois at Urbana-Champaign.

Stephen G. Wozniak has served as our Chief Scientist since December 2008. From 1971 to 1976, Mr. Wozniak held engineering positions within HP. In 1976, Mr. Wozniak co-founded Apple Computer, Inc., now Apple Inc. In 1985, Mr. Wozniak was awarded the National Medal of Technology, for his role in the development and introduction of the personal computer. After leaving Apple in 1985, Mr. Wozniak was involved in various business and philanthropic ventures, focusing primarily on computer capabilities in schools, stressing hands-on learning and encouraging creativity for students. In 2000, Mr. Wozniak was inducted into the National Inventors Hall of Fame, and he was awarded the Heinz Award in Technology, the Economy and Employment. He also co-founded the Electronic Frontier Foundation, and was a founding sponsor of the Tech Museum, Silicon Valley Ballet and Children’s Discovery Museum of San Jose. Mr. Wozniak holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program and discusses the amounts shown in the executive compensation tables that follow for our named executive officers, or NEOs. Our NEOs are the following:

—	Shane Robison, our Chief Executive Officer, or CEO, and Chairman of the Board of Directors*;

—	Dennis P. Wolf, our Chief Financial Officer, or CFO, and Executive Vice President;

—	Lance L. Smith, our President and Chief Operating Officer;

—	James L. Dawson, our Chief Sales Officer and Executive Vice President;

—	Shawn J. Lindquist, our Chief Legal Officer, Executive Vice President and Secretary;

—	David A. Flynn, our former Chief Executive Officer and President*; and

—	Rick C. White, our former Chief Marketing Officer and Executive Vice President**.

*	Mr. Robison replaced Mr. Flynn, who resigned as our Chief Executive Officer, President and Chairman of the Board of Directors on May 7, 2013. Mr. Flynn will provide advisory services to us for up to 12 months following his resignation.
**	Mr. White resigned from his position as our Chief Marketing Officer on May 7, 2013. Mr. White will provide advisory services to us for up to 12 months following his resignation.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our NEOs and executive officers during fiscal 2013.

Executive Summary

Overview

We seek to pay for performance, and we believe our record for fiscal 2013 indicates that we have accomplished this objective. In fiscal 2013, we experienced significant volatility in our stock price as a result of slower than expected growth. As a result, the total direct compensation actually paid to each of our NEOs (including Mr. Flynn) in fiscal 2013 was less than his total target direct compensation in fiscal 2013. For these purposes, total direct compensation means the sum of the base salary, actual short-term incentive payments, and actual equity awards granted in fiscal 2013, and total target direct compensation means the sum of the base salary, target short-term incentive award, and target equity awards granted in fiscal 2013.

We provide equity compensation as the primary component of our executive compensation program because we believe it provides financial incentives for our executive officers to remain with the company and expand our business and links the interests of our executive officers with those of our stockholders.

With the equity awards subject to time-based vesting, the compensation that an executive officer realizes in connection with the equity awards is spread over several years, which we believe assists in motivating him to drive the growth of our business. In addition, the stock option granted to Mr. Flynn at the beginning of fiscal 2013 also contained a performance metric, whereby the number of shares subject to this stock option would be eligible for time-based vesting if we achieved at least 80% revenue growth as measured from the end of fiscal 2013 to the end of fiscal 2014. None of Mr. Flynn’s shares became eligible for the additional 12 months vesting acceleration under his employment agreement upon his employment resignation.

In addition, the value of compensation delivered on equity awards is tied to the value of our stock price. When our stock price declines, as it did during fiscal 2013, there is a corresponding decline in each executive’s compensation potential, which reinforces the link between the interests of our executives and the interests of our stockholders.

The following graph further illustrates that Mr. Flynn’s fiscal 2013 realizable pay was 37.3% of his fiscal 2013 target pay as measured as of the end of fiscal 2013. This disparity between target and realizable pay is largely driven by the decrease in our stock price between the date Mr. Flynn’s equity awards were granted in September 2012 and the stock price as of the end of fiscal 2013.

*	Target Pay—includes annualized base salary, target short-term incentive compensation award, and the “fair value” at grant of equity awards (that is, Black Scholes for stock options).
**

Realizable Pay—includes annualized base salary, the value of all restricted stock units issued during fiscal 2013 using the closing price of our common stock on June 30, 2013 of $14.24, and the value of all other compensation (including cash severance and post-termination health benefits). Realizable Pay assumes the restricted stock units are 100% vested upon grant, even though such awards are subject to time-based vesting conditions. No actual incentive compensation was paid to Mr. Flynn in fiscal 2013. As a result of the decline in our stock price, Mr. Flynn’s fiscal 2013 stock option grant currently is underwater, and therefore Mr. Flynn had no realizable pay with respect to this grant.

Fiscal 2013 Business Highlights

We provide next generation datacenter solutions that accelerate databases, virtualization, cloud computing, big data, and the applications that help drive business from the smallest e-tailers to some of the world’s largest data centers, social media leaders, and Fortune Global 500 businesses. Our integrated hardware and software platform enables the decentralization of data from legacy architectures and specialized hardware. Our core technology leverages flash memory to significantly increase datacenter efficiency, with enterprise grade performance, reliability, availability, and manageability. We sell our solutions through a global direct sales force, original equipment manufacturers, or OEMs, including Cisco, Dell, HP, and IBM, and other channel partners.

In fiscal 2013, we experienced significant volatility in our stock price as a result of slower than expected growth. However, our overall financial performance for fiscal 2013 remained strong, including the following achievements:

—	Recorded fiscal year revenue of approximately $432.4 million, an increase of 20% over our fiscal 2012 revenue;

—	Recorded fiscal year gross margin of 58.9%, an increase of 6% over our fiscal 2012 gross margin; and

—	Generated $39.4 million in operating cash flow in fiscal 2013, an increase of 13% over our fiscal 2012 operating cash flow.

In addition, we experienced a number of significant business milestones:

—

In August 2012, we announced that our ioTurbine software offers intelligent application caching for the Linux guest operating system, in addition to supporting the Microsoft Windows guest operating system.

—	In January 2013, we announced our ioScale product line, providing up to 3.2 terabytes of capacity that is performance tuned for the unique needs of hyperscale and cloud datacenters.

—

In March 2013, we announced the acquisition of ID7, a leader in software defined shared storage systems and key developers of SCST, a Linux storage software subsystem utilized by many storage vendors throughout the world.

—

In March 2013, we announced that that we achieved 9.6 million Input / Output Operations Per Second (IOPS) from a single 365 GB MLC Fusion ioDrive2, highlighting that file systems and application programming interfaces featured in the ioMemory software development kit enable memory-level performance with the persistence of flash.

—	In April 2013, we announced our collaboration with global workstation leader HP to integrate the Fusion ioFX into the award-winning HP Z820, Z620 and Z420 Workstations.

—

In April 2013, we completed the acquisition of NexGen Storage, Inc., which is a key part of our strategy to expand into the small to medium enterprise market with the first software-defined hybrid storage array that provisions performance for multiple application acceleration independently of capacity.

—	In June 2013, at HP Discover, we showcased our ION Data Accelerator software achieving 24 GB/s ultra low latency data throughout and over two million IOPS in an HP server system.

—	In June 2013, at Cisco Live 2013, we announced the availability of our server acceleration solutions in Cisco’s C-Series Rack servers.

—

In June 2013, we announced the upgrade of our ioTurbine software. As the industry’s first unified virtualization software solution, ioTurbine now uniquely enables caching choice across IT architectures with customer options for hypervisor caching, virtualization-aware caching in the guest VM, and dynamic reallocation of cache memory during live migration of virtual machines with VMware vMotion.

Fiscal 2013 Corporate Governance Highlights

We endeavor to maintain good governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during fiscal 2013:

—	The compensation committee is comprised solely of independent directors.

—

The compensation committee’s compensation consultant, Compensia, Inc., is retained directly by the committee, performs no other consulting or other services for us, and does not have a conflict of interest that would affect the services it provides to the compensation committee.

—

The compensation committee has conducted an annual review of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the company. The compensation committee intends to conduct such a review annually.

—

Our compensation philosophy and related corporate governance features are complemented by several specific elements that are designed to align our executive compensation with long-term stockholder interests, including:

¡

Our change-of-control payments and benefits are within common stockholder and advisor guidelines and are based on a “double trigger” (that is, our executive officers are eligible to receive such payments and benefits only in connection with a change of control of the company and the termination of the executive without cause or for good reasons within a specified period before or after the change of control).

¡

As a general policy, we do not favor non-cash benefits or perquisites (such as guaranteed retirement arrangements or pension plan benefits) for our executive officers that are not available to our employees generally.

—

We adhere to equity grant guidelines that establish a pre-set schedule for granting equity awards in order to avoid the appearance that grants are made to take advantage of material nonpublic information.

—

Our insider trading policy prohibits members of our board of directors and our executive officers from engaging in short sales, hedging of stock ownership positions, transactions involving derivative securities relating to our common stock, and pledging company securities as collateral for loans.

—

We implemented a compensation recovery policy under which the board of directors may require reimbursement of any cash-based incentive compensation paid to any current or former employee who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, in the event (1) such employee’s fraud or intentional misconduct results in the restatement of the company’s financial results (other than a restatement due to a change in financial accounting rules) and (2) the board of directors (or a committee of the board of directors) determines that such employee would have received a lower amount of cash-based incentive compensation as a result of the corrected restatement. The compensation recovery policy applies to any cash-based incentive compensation paid to any current or former Section 16 reporting person during the three-year period preceding the date on which we are required to prepare an accounting restatement.

In September 2013, our board of directors adopted stock ownership guidelines to apply to our current and future chief executive officer and non-employee directors to further promote alignment of management and shareholder interests. For a summary of the stock ownership guidelines, see “Other Compensation Policies” below.

Compensation Philosophy, Objectives and Design

Compensation Environment and Philosophy

We operate in a new and rapidly evolving market. To succeed in this competitive environment, we must continually refine our business strategy, grow our customer base, increase the attractiveness and capabilities of our products and expand and enhance our product development and sales operations. To achieve these objectives, we need to attract and retain a highly talented and experienced team of design, engineering, sales, marketing, business development, and finance professionals. We expect these individuals to possess and demonstrate strong leadership and management capabilities.

Given our reputation for innovation and our recent success in developing and marketing our ioMemory platform, our executive officers are highly sought after by our competitors and other large organizations. Accordingly, we have had to develop an executive compensation program that not only rewards these individuals for their achievements but also provides sufficient incentives to ensure their continued employment with us.

Compensation Objectives

We strive to provide a total compensation package to our executive officers through a combination of base salary, short-term and long-term incentive opportunities and severance and change-of-control benefits. Our executive compensation program is designed to achieve the following objectives:

—	attract, motivate, reward, and retain highly-qualified executive officers, whose knowledge, skills and performance are critical to our success;

—	motivate these executive officers to pursue our business objectives while encouraging the creation of long-term value for our stockholders;

—

provide market-competitive compensation that is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities); and

—	align the interests of our executive officers and stockholders.

Impact of November 2012 Stockholder Advisory Vote on Named Executive Officer Compensation

At our annual meeting of stockholders held on November 6, 2012, or our 2012 annual meeting, we conducted a stockholder advisory vote on the compensation of our executive officers for whom compensation information was disclosed in the proxy statement relating to our 2012 annual meeting, who we refer to as the 2012 named executive officers. This advisory vote is commonly referred to as a “say-on-pay” vote. At our 2012 annual meeting, our stockholders approved the compensation of the 2012 named executive officers, with over 98% of stockholder votes cast in favor of the 2012 named executive officer compensation program. By the time this vote was conducted, most of the decisions relating to the compensation of our named executive officers for fiscal 2013 had already been made. For example, base salaries and the cash incentive compensation structure for fiscal 2013 had been established in September 2012. As a result, although carefully reviewed and considered by the compensation committee of our board of directors, the 2012 say-on-pay vote did not have a significant impact on the 2013 compensation of our NEOs. However, in determining 2014 compensation programs for our executive officers, the compensation committee has considered, and will continue to consider in future years, the results of the annual say-on-pay vote. Moreover, in determining how often to hold a stockholder advisory vote on executive compensation, our board of directors took into account our stockholders’ preference (over 98% of votes cast) for an annual vote at the 2011 annual meeting. Specifically, our board of directors determined that we will hold an annual advisory stockholder vote on our named executive officer compensation until our next say-on-pay frequency vote.

Compensation Design

As a new publicly held company, our executive compensation program has been heavily weighted towards equity, historically in the form of stock options, with cash compensation that generally fell below market levels for comparable publicly held companies.

We believe that relying primarily on equity compensation has focused our executive officers on driving achievement of our financial and strategic goals while conserving cash during our early years. We continue to believe that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of our stockholders.

Beginning in fiscal 2013, we began granting our executives a mix of stock options and restricted stock units because we believed that pairing full-value awards (such as, restricted stock units) with stock options enhances the link among our financial performance, the interests of our executives and the interests of our stockholders. We also have continued to offer cash compensation in the form of base salaries to reward individual contributions and compensate our executive officers for their day-to-day responsibilities, and short-term (annual) incentive awards to drive excellence and leadership and reward our executives for the achievement of our short-term financial objectives.

The following chart shows the percentage of each element of Mr. Flynn’s actual compensation in fiscal 2013 through the end of fiscal 2013 (and excludes the incremental fair value relating to the modification of certain of Mr. Flynn’s option awards and includes the value of cash severance and other post-termination cash benefits as “All Other Compensation”).

At the beginning of fiscal 2013, with the assistance of Compensia, Inc., a national compensation consulting firm, we evaluated the compensation of each executive officer (other than Mr. Robison) against our compensation peer group, noting that the total target cash opportunity (that is, base salary and target short-term incentive compensation award) for many of our executive officers in fiscal 2013 was low relative to the practices of our compensation peer group. We believe it is important to understand the compensation practices of our compensation peer group in order to further our goals of attracting, rewarding, and retaining highly talented individuals, and providing our current and future executives with compensation that is market-competitive. In addition to its review of market competitive compensation levels, the compensation committee also considers an executive officer’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions when determining our executive officers’ pay levels. The compensation committee applies its judgment in the assessment of these factors; no single factor is determinative nor is the weight of any factor identifiable. The actual compensation each executive officer receives also may vary depending on the extent to which we achieve our performance goals each fiscal year.

Mr. Robison’s compensation package was negotiated by the compensation committee in connection with his hiring as our CEO. In determining Mr. Robison’s compensation package, our compensation committee, in consultation with Compensia, sought to balance its objective of weighting towards equity and its desire to provide Mr. Robison with market-competitive compensation that would entice him to join our company as its chief executive officer. As a result, a greater portion of Mr. Robison’s new-hire compensation package was in the form of cash compensation (including a one-

time cash starting bonus) than has been typical of our past compensation practices for executive officers, which our compensation committee believed was necessary to attract him.

Compensation-Setting Process

Role of the Compensation Committee

Pursuant to its charter, the compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements for our executive officers and for establishing and maintaining our executive compensation policies and practices. For additional information on the compensation committee, including the scope of its authority, see “Corporate Governance and Board of Directors—Compensation Committee” elsewhere in this proxy statement.

At the beginning of each fiscal year, the compensation committee, after consulting with our chief executive officer, establishes the company’s corporate performance objectives, and, after consulting with our chief executive officer and Compensia, makes decisions with respect to any base salary adjustments, individual performance objectives and individual target short-term incentive award opportunities for our executive officers for the upcoming year, and new equity awards. The compensation committee has historically conducted a bi-annual assessment of the company’s performance for all employees other than executives and annually with respect to the performance of our executive officers to determine the payouts, if any, for the short-term cash incentive award opportunities.

The compensation committee reviews on an annual basis our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated and likely to achieve their intended purposes and to make any necessary modifications or adopt any new plans or arrangements.

In fiscal 2013, the compensation committee negotiated Mr. Robison’s compensation arrangement. In conducting the negotiations, the compensation committee consulted Compensia to provide insight on comparable new-hire chief executive officer compensation packages and separation packages within our compensation peer group and from other comparably-sized technology companies.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our chief executive officer. Typically, our management assists the compensation committee by providing information on corporate and individual performance, market data and management’s perspective and recommendations on compensation matters.

Historically, the initial compensation arrangements with our executive officers have been determined in negotiations with each individual executive. As chief executive officer, Mr. Flynn was responsible for negotiating these arrangements, with the oversight and final approval of our board of directors or, since July 2010, the compensation committee. We expect that Mr. Robison, our current CEO, will serve this role for any future new-hire executives.

Typically, our chief executive officer has made recommendations to the compensation committee regarding compensation matters, including the compensation of our executive officers (except that the compensation of our chief executive officer is set without his input). Our chief executive officer typically attends compensation committee meetings, but is excused during discussions involving his own compensation.

While the compensation committee solicits and reviews our chief executive officer’s recommendations and proposals with respect to compensation-related matters, the compensation committee only uses these recommendations and proposals as one factor in making compensation decisions.

Role of Compensation Consultant

We engaged Compensia to review our executive compensation policies and practices and to conduct an executive compensation market analysis.

The compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties and the oversight of our executive compensation program. Compensia serves at the discretion of the compensation committee. In fiscal 2013, Compensia was engaged by the compensation committee to assist in reviewing our executive compensation program, providing its observations regarding our current executive compensation levels versus executive compensation practices of our compensation peer group, highlighting “gaps” to market and offering a framework for potential compensation adjustments, and developing a framework for go-forward equity awards. In addition, Compensia also advised the compensation committee in its negotiations with Mr. Robison to become our chief executive officer. Based on the consideration of the various factors as set forth in the rules of NYSE, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest. Compensia does not provide any services to us other than compensation advisory services to the compensation committee. Fees received from us represent less than one percent of Compensia’s 2012 total revenue. Compensia maintains a formal conflict of interest policy. No Compensia advisor has any business or personal relationship with any of our executive officers or members of the compensation committee, apart from serving as the compensation committee’s advisor, and no Compensia advisor owns any shares of our common stock.

Competitive Positioning

The compensation committee compares and analyzes our executive officers’ compensation against a peer group of companies. The compensation committee, assisted by our management and Compensia, selected a peer group of comparable companies, taking into consideration size and growth potential. This compensation peer group generally consisted of technology companies that had conducted an initial public offering of their equity securities within the last five years and other technology companies of similar size with which we might or do compete in attracting talent. At the beginning of fiscal 2013, the compensation committee, in consultation with Compensia, evaluated our list of fiscal 2013 compensation peer group and made adjustments, removing companies that had been acquired during the previous 12 months (for example, Blue Coat Systems and SuccessFactors) and adding other technology companies of comparable size with which we compete for talent (for example, Riverbed Technology and SolarWinds). The median revenue of the fiscal 2013 peer group for each company’s previously completed fiscal year was approximately $398 million, and our revenue for fiscal 2012 was $359.3 million. We intend to review the compensation peer group at least annually.

The following companies comprised the compensation peer group for fiscal 2013:

A123 Systems	Fortinet
Acme Packet	Netsuite
Ancestry.com	Qlik Technologies
Aruba Networks	Rackspace Hosting
CommVault Systems	Red Hat
Constant Contact	Riverbed Technology
F5 Networks	SolarWinds

For fiscal 2013, the compensation committee also analyzed the executive compensation programs of certain other larger technology companies with whom the company competes for talent. The compensation committee used this data as a reference point for recruiting and retaining executives but did not factor the executive compensation of these companies into its analysis of the competitiveness of our executive officers’ compensation levels. These companies included the following for fiscal 2013:

EMC	salesforce.com
NetApp	Symantec
Oracle	VMware

To make its comparisons, Compensia used the compensation information reported in the public filings of compensation peer group companies, Radford January 2012 Executive Compensation Survey, and Radford Custom Peer Compensation. Compensia compiled the compensation data from the compensation peer group and prepared assessments to use for benchmarking our executive officer compensation. In fiscal 2013, we initiated a transition plan for our executive compensation program of increasing total cash compensation of each executive officer to market competitive levels by fiscal 2013, while decreasing equity compensation of each executive officer but maintaining award levels above median competitive levels. The compensation committee believed these adjustments were appropriate because they allowed a greater portion of each executive’s compensation to remain in the form of equity awards, which link the executive’s financial interests with the long-term interests of our stockholders, while moving toward more market competitive levels of cash compensation.

In fiscal 2013, the compensation committee analyzed the data provided by Compensia and used it to set compensation for fiscal 2013 for executive officers. The compensation committee also took into consideration its assessment of each executive officer’s job performance and the company’s overall business objectives for fiscal 2013. The compensation committee continued with the transition plan described above, except that for fiscal 2013 equity compensation, the compensation committee set equity compensation above the 75th percentile but delayed vesting for these awards until January 2016, at which time the stock options would vest in 12 monthly installments and the restricted stock units vest in four quarterly installments, subject to the award recipient providing continuous services to us through each applicable vesting date. The compensation committee believed that this approach promoted executive retention at a particularly important time for Fusion-io and incentivized our executive officers to promote the long-term growth of our business by linking of the value of these options to the value of the company in 2016 when these options are scheduled to vest. For future fiscal years, the compensation committee expects to continue to assess appropriate equity compensation levels for our executive officers, and weigh the company’s compensation and business objectives as then in effect.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts and awards are determined.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers for services rendered during the year and to recognize the experience, skills, knowledge and responsibilities required of each executive officer. Historically, we have not applied a specific formula to determine adjustments to base salary. Rather, the base salaries of our executive officers were reviewed on a periodic basis and adjustments made to reflect our economic condition and future expected performance, as well as what our executive officers could be expected to receive if employed at companies similarly situated to ours and our overall subjective assessment of appropriate base salary levels, while being mindful of the need to conserve cash resources.

In September 2012, the compensation committee reviewed the base salaries of our executive officers (other than Mr. Robison), taking into consideration Compensia’s compensation analysis and the recommendations of Mr. Flynn (except with respect to his own base salary), as well as the other factors described above. Compensia’s analysis showed that the fiscal 2013 annual base salaries of these executive officers were below market competitive levels. After taking into account the factors described above, the compensation committee increased the base salaries of our executive officers (other than Mr. Robison) so that target total cash compensation (base salary and short-term incentive compensation opportunity) was competitive with similarly situated executives in our compensation peer group. Consistent with the discussion above under “Competitive Positioning,” we did not benchmark any executive officer’s base salary to a specific percentile. Rather, adjustments were made on the basis of an assessment of the factors listed in that discussion. The base salary increases for these executive officers were made retroactive to the beginning of fiscal 2013.

Mr. Robison’s base salary was set in negotiations with the compensation committee, with input provided by Compensia. In determining Mr. Robison’s base salary, the compensation committee considered the base salary paid to Mr. Robison by his most recent employer, Hewlett Packard, Inc., the base salary amount that would be necessary for him to join our company as chief executive officer, his skills, experience, and expertise, and the data provided by Compensia of recent new hire chief executive officer compensation arrangements within our compensation peer group and from other comparably-sized technology companies.

The base salaries paid to the NEOs during fiscal 2013 are set forth in the table below:

Named Executive Officer	Fiscal 2013 Base Salary ($)
Mr. Robison	113,639	(1)
Mr. Wolf	340,000
Mr. Smith	360,000
Mr. Dawson	310,000
Mr. Lindquist	280,000
Mr. Flynn	426,150	(2)
Mr. White	239,497	(3)

(1)	Represents pro-rated base salary from Mr. Robison’s date of hire (May 7, 2013) through the end of fiscal 2013 at a rate of $750,000 per year.
(2)	Represents pro-rated base salary from the beginning of fiscal 2013 through Mr. Flynn’s resignation date (May 7, 2013) at a rate of $500,000 per year.
(3)	Represents pro-rated base salary from the beginning of fiscal 2013 through Mr. White’s resignation date (May 7, 2013) at a rate of $281,000 per year.

Short-Term Incentive Compensation

Consistent with our objective of linking a significant portion of each of our executive officer’s total compensation to performance, we provide performance-based short-term incentive opportunities to our executive officers that are based on corporate and individual performance, to achieve our annual financial and operational objectives, while making progress towards our longer-term growth and other goals. Historically, the compensation committee has made short-term incentive awards to our executive officers in its discretion after the end of the fiscal year based on its evaluation of the achievement of one or more corporate objectives as established in our annual operating plan and the individual performance of each executive officer.

Target Short-Term Incentive Award Opportunities

In fiscal 2013, the short-term incentive awards were designed to reward our executive officers based on our overall performance in achieving our financial and business objectives.

Each executive officer (other than Mr. Dawson) participated in the Executive Incentive Compensation Plan. As a participant in this plan, each executive officer’s short-term incentive award was payable annually, based on our achievement against financial and non-financial performance metrics, which were selected by our compensation committee, with input from Mr. Flynn at the beginning of fiscal 2013.

For fiscal 2013, the performance metrics and relative weightings under the Executive Incentive Compensation Plan were as follows:

—	Annual revenue goal of $550.1 million (weighted 40%);

—	Increase in deferred revenues by 50% (weighted 5%);

—	Annual non-GAAP operating income goal of $65.8 million (weighted 35%); and

—	Non-financial performance factors (weighted 20%).

These performance metrics were selected to motivate our management team and encourage growth in our business, and the targets were intentionally challenging and expected to be achieved only with significant effort and leadership from our management team. For fiscal 2013, achievement of at least 80% on each of the performance metrics was required in order for bonuses to be paid under the Executive Incentive Compensation Plan. There was no maximum threshold for payment.

The non-financial performance factors (which were established by the compensation committee, with input from Mr. Flynn) were as follows: market share, competitiveness of products, brand and reputation in product markets, brand and reputation in capital markets, and strength of organization. There is no targeted level achievement for any one of these factors. Instead, the compensation committee, with input from Mr. Flynn, conducted a qualitative assessment to determine the level of achievement for this metric.

Mr. Dawson’s fiscal 2013 short-term incentive award was a commission-based opportunity, similar to the incentive compensation arrangement Mr. Dawson had in prior years. Mr. Dawson was eligible to receive incentive compensation payments, based on achievement of bookings quotas and gross margin targets, weighted approximately 84% and 16%, respectively. In considering the appropriate short-term incentive structure for Mr. Dawson for fiscal 2013, the compensation committee reviewed data supplied by Compensia, which showed that approximately two-thirds of the our compensation peer group had a commission-based structure in place for their top sales executive. The compensation committee, with input from Mr. Flynn, determined that a sales-based commission-program would continue to serve as an effective motivational tool for Mr. Dawson, our top sales executive, in driving the growth of our business through sales. The bookings quotas and gross margin targets were set by our compensation committee, in consultation with Mr. Flynn, and were based on our historical operating results and growth rates, and believed to be achievable only with significant effort and dedication from Mr. Dawson and our team. These targets were viewed as difficult to achieve because they represented significant increases over the results for fiscal 2012, and attaining those goals further required Mr. Dawson and our sales team to engage with a substantially higher number of potential customers and book a higher aggregate number of purchase commitments. In the event our achievement against each of the fiscal 2013 performance metrics under the Executive Incentive Compensation Plan was less than 80%, Mr. Dawson would be required to repay the full amount of commissions he received during fiscal 2013. There was no maximum threshold for payment. We do not publicly disclose the bookings and gross margin information on which Mr. Dawson’s commission-based opportunity was based and, if disclosed, we believe the information would provide competitors and others with insights into our operations and sales compensation programs that would be harmful to us.

With respect to each executive officer (other than Mr. Robison), the amount of his target short-term incentive award opportunity was established by the compensation committee taking into consideration Compensia’s compensation analysis and the recommendations of Mr. Flynn (except with respect to Mr. Flynn’s own target short-term incentive award opportunity) and several other factors, including the scope of his performance, contributions, responsibilities, experience, prior years’ target short-term incentive award opportunities, position (in the case of a promotion) and market conditions. As noted above under the discussion of base salaries, the compensation committee increased the base salaries of the executive officers that were used to determine their target short-term incentive awards, but did not make any changes to the actual short-term incentive percentages themselves. Also as noted above, we did not benchmark any executive officer’s target short-term incentive award to a specific percentile.

Mr. Robison’s target short-term incentive award opportunity was set in negotiations with the compensation committee, with input provided by Compensia. In determining Mr. Robison’s target short-term incentive award opportunity, the compensation committee considered the target short-term incentive award opportunity in place for Mr. Robison at his most recent employer, Hewlett Packard, Inc. and the short-term incentive award target that would be necessary for him to join our company as chief executive officer, as well as his skills, experience, and expertise, and data provided by Compensia of recent new-hire chief executive officer compensation arrangements within our compensation peer group and from other comparably-sized technology companies. Mr. Robison’s fiscal 2013 target short-term incentive award opportunity is prorated to his date of hire.

The target short-term incentive awards for the NEOs, expressed as a percentage of base salary, were as follows:

Named Executive Officer	Fiscal 2013 Base Salary ($)		Fiscal 2013 Target Short-Term Incentive Award (% of Base Salary)
Mr. Robison	113,639	(1)	100
Mr. Wolf	340,000		70
Mr. Smith	360,000		70
Mr. Dawson	310,000		100
Mr. Lindquist	280,000		50
Mr. Flynn	426,150	(2)	100
Mr. White	239,497	(3)	50

(1)	Represents pro-rated base salary from Mr. Robison’s date of hire (May 7, 2013) through the end of fiscal 2013 at a rate of $750,000 per year.
(2)	Represents pro-rated base salary from the beginning of fiscal 2013 through Mr. Flynn’s resignation date (May 7, 2013) at a rate of $500,000 per year.
(3)	Represents pro-rated base salary from the beginning of fiscal 2013 through Mr. White’s resignation date (May 7, 2013) at a rate of $281,000 per year.

Award Decisions and Analysis

In August 2013, the compensation committee, in consultation with our chief executive officer and management, evaluated our annual achievements in revenue and non-GAAP operating income and determined that we had not met our annual targets, achieving annual revenue of $432.4 million (78.6% of our fiscal 2013 revenue target), increase in deferred revenue of 35% (70% of our fiscal 2013 increase in deferred revenue target), and non-GAAP operating income of $30.9 million (47.0% of our fiscal 2013 non-GAAP operating income target). The compensation committee did not approve short-term incentive compensation payouts to our executive officers for fiscal 2013.

For Mr. Dawson, our chief executive officer and management evaluated our achievement against annual bookings and quarterly gross margin goals and paid Mr. Dawson a total of $172,319 for fiscal 2013 performance. Payments were earned and paid quarterly based on achievement against our bookings quota and gross margin targets in the immediately preceding quarter. Following the end of fiscal 2013, and consistent with the terms of his commission arrangement, Mr. Dawson will be required to repay us the full amount of the fiscal 2013 short-term incentive payments he received because we did not achieve the threshold level achievement against each of the fiscal 2013 performance metrics under the Executive Incentive Compensation Plan.

Long-Term Incentive Compensation

We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers through the use of equity-based awards, the value of which depends on the performance of our common stock. For this reason, our long-term incentive compensation to date has been provided largely in the form of equity awards. Historically, we have used stock options to provide our executive officers with incentives to help align their interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of the value of our common stock. As we continued our transition following our initial public offering, we began granting restricted stock units to our non-executive employees beginning in fiscal 2012 and our executive employees beginning in fiscal 2013, in order to stay market-competitive, attract and retain key personnel, and enhance the correlation between their financial interests and the interests of our stockholders. Stock options and restricted stock units provide an important tool for us to retain our executive officers, as they are subject to vesting over a multi-year period subject to continued service with the company.

Historically, we have not had an established set of criteria for granting equity awards to our executive officers. Instead, our board of directors and compensation committee have exercised their judgment and discretion, in consultation with Mr. Flynn, and considered, among other factors, the role and responsibility of each executive officer, competitive factors, the amount of stock-based equity compensation already held by the executive officer and the cash compensation to be received by the executive officer, to determine the size of equity awards. In fiscal 2013, we reviewed the equity compensation levels of our compensation peer group provided by Compensia to gain an understanding of the market. After taking into consideration all of the factors above, as well as existing equity holdings (including the current economic value of his unvested equity and the ability of these unvested holdings to satisfy our retention objectives), corporate objectives (including executive retention), market conditions and internal equity, the compensation committee approved equity awards to our executive officers (other than Mr. Robison) in fiscal 2013 in the top quartile of awards among our compensation peer group, but set vesting for these awards to be delayed until January 2016, at which time the stock options would vest in 12 monthly installments and the restricted stock units vest in four quarterly installments, subject to the award recipient providing continuous services to us through each applicable vesting date. Our compensation committee believed that this design encourages executive retention and provides incentives for our executive officers to promote the long-term growth of our business by tying the greatest portion each of executive officer’s compensation package in fiscal 2013 to events that will not occur until almost 40 months from the grant.

To further promote the revenue growth of our company, our compensation committee approved an additional performance-based vesting condition for Mr. Flynn’s fiscal 2013 stock option grant, which required us to achieve revenue growth of at least 80% for the period between June 30, 2012 and June 30, 2014 in order for the shares subject to this stock option grant to become eligible to vest starting in January 2016. If we failed to achieve this threshold, all shares subject to Mr. Flynn’s option grant would be forfeited immediately following the compensation committee’s determination.

In September 2012, the compensation committee approved stock options and restricted stock units covering shares of our common stock to our NEOs (other than Mr. Robison). Each stock option was granted with an exercise price equal to the fair market value on the date the stock option was granted: $28.61 per share (other than Mr. Flynn’s stock option, which was granted with an exercise price equal to $30.15 per share). Each stock option grant was subject to the applicable vesting schedules described above and a seven-year maximum term. Each restricted stock unit award was subject to the vesting schedule described above.

In May 2013, in connection with the resignations of employment of Messrs. Flynn and White and their agreement to provide advisory services to us for up to an additional 12 months following their employment resignation dates, our board of directors amended the vesting schedule of the fiscal 2013 equity awards and other awards held by Messrs. Flynn and White to provide that any remaining unvested portion of each of their awards (including the stock option and restricted stock units granted to them fiscal 2013) would vest on a monthly basis during the advisory term such that all of their respective equity awards will be vested in full at the completion of their 12-month advisor relationship, subject to their executing (and not revoking) a supplemental release at the end of the 12-month term. We believed this arrangement was appropriate to ensure the availability of Messrs. Flynn and White to provide valuable insight to us, as needed, based on their historical knowledge of our business.

In May 2013, in connection with Mr. Robison joining us as chief executive officer, our compensation committee approved grants of stock options and restricted stock units to Mr. Robison. The size of these grants was determined by the compensation committee, with input from Compensia, during the negotiations with Mr. Robison. The compensation committee considered the equity compensation opportunity that would be necessary for him to join our company as chief executive officer, his skills, experience, and expertise, and equity compensation packages provided to recent new-hire chief executive officers by members within our compensation peer group and from other comparably-sized technology companies.

Mr. Robison’s stock option was granted with an exercise price equal to $13.90 per share, the fair market value of our common stock on the date of grant, and is scheduled to vest as follows: 1/4 of the shares subject to the award on May 7, 2014, and 1/48 of the shares subject to the award each month thereafter, subject to his continued service with us through such dates. This stock option grant has a seven-year maximum term. Mr. Robison’s restricted stock unit award is scheduled to vest as follows: 1/4 of the shares subject to the award on May 15, 2014 and then 6.25% of the shares subject to the award will vest every three months thereafter, subject his continued service with us through such dates.

The equity award grants made to the NEOs in fiscal 2013 were as follows:

Named Executive Officer	Number of Shares Underlying Stock Option Grant (#)	Number of Shares Underlying Restricted Stock Unit Grant (#)
Mr. Robison	607,000	323,741
Mr. Wolf	71,500	71,500
Mr. Smith	82,000	82,000
Mr. Dawson	60,750	60,750
Mr. Lindquist	42,500	42,500
Mr. Flynn	225,000	225,000
Mr. White	42,500	42,500

The stock options and restricted stock units granted to the NEOs during fiscal 2013 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Other Changes to and Determinations of Compensation

Starting Bonus

In connection with his hiring in May 2013, Mr. Robison was paid a one-time lump sum starting bonus of $750,000 in cash, which is repayable to us if Mr. Robison departs or is terminated for cause prior to the one year anniversary of his start date. This amount was determined and approved by the compensation committee in negotiations with Mr. Robison, and after consideration of the data provided by Compensia of starting bonuses paid to recent new hire chief executive officers by other technology companies with whom we compete for talent.

Separation Agreements and Advisory Agreements

In May 2013, in connection with the employment resignations of Messrs. Flynn and White, we entered into separation agreements with each of them that provided them with the previously established severance benefits under their respective employment agreements, including cash severance equal to their respective annual base salaries ($500,000 for Mr. Flynn and $281,000 for Mr. White) to be paid over a period of 12 months, an additional 12 months of vesting of their respective outstanding equity awards, and reimbursement of group health plan premiums for each of them and their eligible dependents (up to 18 months for Mr. Flynn and 12 months for Mr. White subject to their properly electing to be covered under COBRA), as well as eligibility to receive a pro-rated annual bonus for fiscal 2013 determined consistently with our other executive officers. In exchange for the foregoing payments and benefits, each has executed a general release of all claims arising out of their respective employment, as required under his employment agreement.

In addition, we entered into advisory agreements with each of Messrs. Flynn and White under which each agreed to provide advisory services to us for up to 12 months following his respective resignation. As our founders, Messrs. Flynn and White have valuable historical knowledge of our business and operations, and we believed retaining their services for up to one year following their resignations created an important avenue for us to draw upon this knowledge. In exchange for agreeing to provide advisory services to us, their respective equity awards are continuing to vest on a monthly basis such that all of their respective equity awards will be vested in full at the completion of their 12-month advisor relationship, subject to their executing (and not revoking) a supplemental release at the end of the 12-month term. If we decide to end the advisor relationship before that time other than for misconduct or the advisor terminates the advisory relationship for any reason, all of the advisor’s respective equity awards would vest in full, subject to executing (and not revoking) a general release of claims with us.

Retention Arrangements

Following the resignations of Messrs. Flynn and White, the compensation committee approved in May 2013, a one-time cash retention bonus in the amount of $100,000 to each of Messrs. Wolf, Smith, Dawson, and Lindquist. Each of these retention bonuses is subject to a 6-month clawback in the event that we terminate the NEO’s employment for cause (as defined in his respective involuntary termination severance agreement with us) or he resigns from such employment for any reason other than good reason (as defined in his involuntary termination severance agreement with us). In the event we terminate the NEO’s employment with us as a result of his death or disability (as defined in his involuntary termination severance agreement with us), at any time, he will not be required to repay any portion of the retention bonus.

The compensation committee believed that these retention bonuses provided an important mechanism for retaining our key executives and maintaining a stable executive team during the administrative transition to a new chief executive officer. In addition, the compensation committee considered the volatility of our stock price during fiscal 2013, including the increased volatility stemming from the resignations of Messrs. Flynn and White, and concluded that cash retention bonuses with a repayment feature on early termination provided valuable incentives to these executive officers. In determining the size of the retention bonus, the compensation committee considered the value of each of these executive officer’s then-current equity holdings in the company as well as the delayed vesting schedule of the equity awards granted to the executive officers at the beginning of fiscal 2013, which would not deliver value until January 2016 when the time-based vesting requirements would begin to be satisfied.

Welfare and Other Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including our executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan. In addition, we provide other benefits to our executive officers on the same basis as all of our full-time salaried employees in the country in which they reside.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits are subject to approval and periodic review by the compensation committee.

Employment Agreements

We have entered employment offer letter agreements with our NEOs. Each of these arrangements was approved on our behalf by our board of directors and sets forth the initial terms and conditions of employment of each of the NEOs. We believe that these arrangements were critical to induce these individuals to accept their position with us or to forego other employment opportunities or leave their then-employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these positions, we were aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, we recognized that we would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, we were sensitive to the need to integrate new executives into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these arrangements provided for an initial base salary, an annual short-term incentive opportunity payable in cash or an equity award in the form of a stock option to purchase shares of our common stock. Mr. Robison’s arrangement also included a cash starting bonus and an equity award grant in the form of restricted stock units, as described above.

For a summary of the material terms and conditions of employment for the NEOs, see “Employment Offer Letters” below.

Post-Employment Compensation

Our board of directors considers maintaining a stable and effective management team to be essential in protecting and enhancing the best interests of the company and our stockholders. We have established severance and change-of-control arrangements with the NEOs to provide assurances of specified severance payments and benefits if their employment is subject to involuntary termination or voluntary termination for good reason other than for death, disability or cause, including following a change of control of the company.

We believe that it is imperative to provide these individuals with severance payments and benefits upon certain types of terminations of employment, which we recognize can be triggered at any time, to secure their continued dedication to their work, notwithstanding the possibility of a termination of employment by us, and provide these individuals with an incentive to continue their employment with us. We further believe that the severance payments and benefits are competitive relative to the severance protection provided to similarly situated individuals at companies with which we compete for talent and appropriate because the payments and benefits are subject to the executive officer’s entry into a release of claims in favor of the company.

We also recognize that the possibility of a change of control of the company may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the company’s and our stockholders’ detriment. Accordingly, our board of directors decided to take steps to encourage the continued attention, dedication and continuity of members of our management team to their assigned duties without the distraction that may arise from the possibility or occurrence of a change of control of the company. As a result, we have agreements with each of the NEOs that provide for specific payments and benefits in the event of a change of control of the company. The terms of these agreements were determined after review by our board of directors of our retention objectives for each of these NEOs and an analysis of relevant market data.

For a summary of the material terms and conditions of these severance and change-of-control arrangements, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Guidelines

In September 2013, our board of directors adopted stock ownership guidelines to apply to our current and future chief executive officer and non-employee directors. Under these guidelines, our chief executive officer is expected to beneficially own shares of our common stock with a market value equal to three times his base salary and each non-employee director is expected to beneficially own shares of our common stock with a market value equal to three times his or her annual retainer. Beneficial ownership of shares of our common stock include shares owned and shares subject to vested stock options and stock appreciation rights held by our chief executive officer and each non-employee director, by his or her immediate family members, or indirectly in a trust, a limited partnership, or similar entity for the benefit of our chief executive officer or a non-employee director, as applicable. Unvested restricted stock, restricted stock units, stock options and stock appreciation rights are not included for purposes of determining beneficial ownership. Our chief executive officer and each non-employee director are expected to comply with these stock ownership guidelines by September 2018, or if later the five-year anniversary of the date service as our chief executive officer or non-employee director commences.

Compensation Recovery Policy

We have adopted a compensation recovery policy under which the board of directors may require reimbursement of any cash-based incentive compensation paid to any current or former employee who is subject to Section 16 of the Securities Exchange Act of 1934 in the event (1) such employee’s fraud or intentional misconduct results in the restatement of the company’s financial results (other than a restatement due to a change in financial accounting rules) and (2) the board of directors (or a committee of the board of directors) determines that such employee would have received a lower amount of cash-based incentive compensation as a result of the corrected restatement. The compensation recovery policy applies to any cash-based incentive compensation paid to any current or former Section 16 reporting person during the three-year period preceding the date on which the company is required to prepare an accounting restatement.

We believe that by providing the company with the ability to recover cash-based incentive compensation paid to any Section 16 reporting person in this situation, the company demonstrates its commitment to strong corporate governance.

Derivatives Trading and Hedging Policy

Our insider trading compliance policy prohibits members of our board of directors and our executive officers from engaging in short sales, hedging of stock ownership positions, transactions involving derivative securities relating to shares of our common stock, and pledging company securities as collateral for loans.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code, or the Code, disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer). Remuneration in excess of $1 million may be deducted only if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As a new publicly held corporation, under a specific exception contained in Section 162(m), any compensation paid pursuant to a compensation arrangement in existence before the effective date of our public offering of equity securities will not be subject to the $1 million deduction limit. In addition, any equity awards that we grant under our 2011 Equity Incentive Plan will not be subject to the deduction limit, provided such awards are made prior to the earliest of:

—	the expiration of the plan;

—	a material modification of the plan (as determined under Section 162(m));

—	the issuance of all the shares of our common stock and other compensation allocated under the plan; or

—	the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our public offering of equity securities occurred.

We may, where reasonably practicable, seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deduction limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Code also imposes significant additional taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

We have not provided any executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2013 and we have not agreed and are not otherwise obligated to provide any executive officer, including any NEO, with such a “gross-up” or other similar reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The compensation committee oversees Fusion-io’s compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

H. Raymond Bingham (Chair)

Dana L. Evan

John F. Olsen

Scott D. Sandell

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fusion-io under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fusion-io specifically incorporates the Report of the Compensation Committee by reference therein.

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of the next three most highly compensated executive officers, together referred to as our named executive officers, or NEOs, and two former executive officers.

Name and Principal Position	Year		Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Shane Robison Chairman and Chief Executive Officer	2013		113,639	(3)	750,000	(4)	4,874,850	4,355,346		—		59,482	(5)	10,153,317

Dennis P. Wolf Chief Financial Officer and Executive Vice President	2013		340,012		100,000	(6)	2,045,615	1,109,072		—		—		3,594,699
	2012		261,667		—		—	2,839,513		217,350	(7)	—		3,318,530
	2011		220,000		—		—	807,394		115,500	(7)	—		1,142,894

Lance L. Smith President and Chief Operating Officer	2013		360,013		100,000	(6)	2,346,020	1,271,943		—		—		4,077,976
	2012		286,667		—		—	2,839,513		241,500	(7)	—		3,367,680
	2011		220,000		—		—	1,620,594		126,500	(7)	—		1,967,094

James L. Dawson Chief Sales Officer and Executive Vice President	2013		310,012		100,000	(6)	1,738,058	942,324		172,319	(8)	—		3,262,713
	2012		250,000		—		—	2,103,343		258,700	(8)	—		2,612,043
	2011		225,000		—		—	267,187		299,350	(8)	—		791,537

Shawn J. Lindquist Chief Legal Officer, Executive Vice President, and Secretary	2013	(9)	280,011		100,000	(6)	1,215,925	659,239		—		—		2,255,175

David A. Flynn Former Chief Executive Officer and President	2013		426,150	(10)	—		6,783,750	6,440,584	(11)	—		588,711	(12)	14,239,195
	2012		340,000		—		—	5,468,691		414,000	(7)	—		6,222,691
	2011		240,000		—		—	1,335,934		168,000	(7)	—		1,743,934

Rick C. White Former Chief Marketing Officer and Executive Vice President	2013		239,497	(10)	—		1,215,925	2,347,030	(11)	—		344,620	(14)	4,147,072
	2012	(13)	—		—		—	—		—		—		—
	2011		220,000		—		—	2,172,440		115,500	(7)	—		2,507,940

(1)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units, calculated in accordance with ASC 718.
(2)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of option awards calculated in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for fiscal 2013.
(3)	Mr. Robison assumed the position of CEO and Chairman of the Board on May 7, 2013. This amount represents the salary he was paid from May 7, 2013 to June 30, 2013.
(4)	This amount represents a one-time starting bonus paid to Mr. Robison in connection with the start of his employment of as CEO and Chairman of the Board. It is subject to a condition that if, within the first twelve (12) months of employment, we terminate his employment with us for cause (as defined in Mr. Robinson’s involuntary termination severance agreement) or he resigns from such employment for any reason, he will be required to repay to us the full amount of the starting bonus, including any amounts withheld for taxes or other deductions. In the event we terminate his employment with us other than for cause or his employment terminates with the company as a result of death or disability, at any time, he will not be required to repay any portion of the starting bonus to us.
(5)	This amount represents $58,542 paid to Mr. Robison in his role as a non-employee member of our board of directors, as well as $940 for spousal travel costs.
(6)	In 2013, our compensation committee approved retention bonuses. Each of these retention bonuses is subject to a six-month clawback, and in the event that we terminate the NEO’s employment with us for cause (as defined in the NEO’s involuntary termination severance agreement) or he resigns from such employment for any reason other than good reason (as defined in the NEO’s involuntary termination severance agreement), the NEO will be required to repay the entire retention bonus. In the event we terminate the NEO’s employment with us as a result of his death or disability (as defined in the NEO’s involuntary termination severance agreement), at any time, he will not be required to repay any portion of the retention bonus.
(7)	These amounts represent amounts earned pursuant to our Executive Incentive Compensation Plan.

(8)	These amounts represent amounts paid to Mr. Dawson pursuant to his sales commission plan. Following the end of fiscal 2013, and consistent with the terms of his sales commission plan, Mr. Dawson will be required to repay the full amount of the fiscal 2013 short-term incentive payments he received because we did not achieve the threshold level achievement against each of the fiscal 2013 performance metrics under the Executive Incentive Compensation Plan.
(9)	Mr. Lindquist was not an NEO prior to fiscal 2013.
(10)	These amounts represent the salary paid to Mr. Flynn and Mr. White through their resignation date in May 2013.
(11)	In May 2013, we entered into separation and advisory agreements with Mr. Flynn and Mr. White in connection with their resignations. As a result, certain option awards were modified which resulted in an incremental aggregate fair value of $2,762,712 related to Mr. Flynn’s stock options and $1,687,791 related to Mr. White’s stock options, as compared to the aggregate grant date fair value.
(12)	This amount represents, among other things, $500,000 paid to Mr. Flynn as severance, $76,920 for accrued but unused paid time off as of his termination date, and $10,000 for legal fees, as outlined in his severance agreement.
(13)	Mr. White was not an NEO during fiscal 2012 or fiscal 2013. However, his fiscal 2013 compensation is listed because his total compensation in fiscal 2013 is greater than that of at least one of our current NEOs.
(14)	This amount represents, among other things, $281,000 paid to Mr. White as severance, $43,229 for accrued but unused paid time off as of his termination date, and $10,000 for legal fees, as outlined in his severance agreement.

Grants of Plan-Based Awards for Fiscal Year Ended June 30, 2013

The following table presents information concerning each grant of an award made to an NEO in fiscal 2013 under any plan as well as targeted amounts under our Executive Incentive Compensation Plan.

Name	Grant Date	Estimated Payouts Under Non- Equity Incentive Plan Awards Target ($)				Number of Shares of Stock or Units(#)(1)		Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)		Maximum ($)
Shane Robison	11/06/2012					15,000	(4)				374,850
	05/29/2013		113,639	(5)
	05/24/2013							607,000		13.90	4,355,346
	05/24/2013					323,741					4,500,000

Dennis P. Wolf	09/12/2012		238,000	(5)
	09/12/2012							71,500		28.61	1,109,072
	09/12/2012					71,500					2,045,615

Lance L. Smith	09/12/2012		252,000	(5)
	09/12/2012							82,000		28.61	1,271,943
	09/12/2012					82,000					2,346,020

James L. Dawson	09/12/2012		310,000	(6)
	09/12/2012							60,750		28.61	942,324
	09/12/2012					60,750					1,738,058

Shawn J. Lindquist	09/12/2012		140,000	(5)
	09/12/2012							42,500		28.61	659,239
	09/12/2012					42,500					1,215,925

David A. Flynn	09/12/2012		500,000	(5)
	09/14/2012							225,000	(7)	30.15	3,677,873
	09/14/2012					225,000	(7)				6,783,750

Rick C. White	09/12/2012		140,500	(5)
	09/12/2012							42,500	(7)	28.61	659,239
	09/12/2012					42,500	(7)				1,215,925

(1)	Represents restricted stock units that vest as to 25% of the units every three months after November 15, 2015, subject to the respective NEO’s continued service through each vesting date.
(2)	These stock options vest as to 1/12th of the shares subject to the stock option each month after December 31, 2015, subject to the continued service of the NEO on each vesting date. These stock options have a seven-year term. For further information regarding the impact of certain events upon the vesting schedules of these options, please see the “Employment Offer Letters” and “Agreements Providing for Severance or Change of Control Benefits” sections of this Proxy Statement.
(3)	With respect to the option awards, this represents the grant date fair value of stock options granted during fiscal 2013 in accordance with ASC 718. The grant date fair value is the amount of stock-based compensation expense we expect to realize over the option’s service period. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for fiscal 2013. With respect to stock awards, this represents the total award amount multiplied by the closing price of our common stock on the date of grant.
(4)	Represents restricted stock units that were granted to Mr. Robison in his role as a director that vest the day before our 2013 annual meeting of stockholders.
(5)	The target bonus amounts for fiscal 2013 were set pursuant to pre-determined objectives established by the compensation committee. For further information regarding the fiscal 2013 target short-term incentive awards, please see the “Target Short-Term Incentive Award Opportunities” subsection of the Compensation Discussion and Analysis section of this proxy statement. Please note that the amount listed for Mr. Robison represents a bonus potential representing the portion of the fiscal year in which Mr. Robison served as an Executive Officer.

(6)	This amount relates to the commission amount payable to Mr. Dawson under his sales commission plan, assuming achievement of the bookings and gross margin targets. Payments under this sales commission plan are not subject to a minimum or maximum payment limitation. The actual amount paid to Mr. Dawson is set forth in the table above titled “Summary Compensation Table.”
(7)	This equity award was entirely unvested as of May 7, 2013 and, in connection with the execution of an advisory agreement with each of Messrs. Flynn and White, respectively, was amended to provide that 1/12th of this equity award would vest each month, such that the award would be fully vested on May 7, 2014.

Outstanding Equity Awards at June 30, 2013

The following table presents information concerning outstanding equity awards for each NEO as of the end of fiscal 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Shane Robison	37,499	(1)	62,501		23.07	12/15/2018	—		—
	—		—		—	—	15,000	(2)	213,600
	—		607,000	(1)	13.90	05/23/2020	—		—
	—		—		—	—	323,741	(3)	4,610,072

Dennis P. Wolf	32,608	(1)	76,042		0.65	11/17/2019	—		—
	8,350	(4)	31,250		1.96	09/11/2020	—		—
	—		200,000	(5)	5.12	01/24/2021	—		—
	69,125	(6)	151,875		19.00	09/29/2021	—		—
	—		71,500	(7)	28.61	09/11/2019	—		—
	—		—		—	—	71,500	(8)	1,018,160

Lance L. Smith	11,251	(4)	—		0.65	06/01/2019	—		—
	4,167	(4)	6,250		0.65	09/21/2019	—		—
	6,250	(4)	93,750		1.96	09/11/2020	—		—
	—		300,000	(5)	5.12	01/24/2021	—		—
	118,125	(6)	151,875		19.00	09/29/2021	—		—
	—		82,000	(7)	28.61	09/11/2019	—		—
	—		—		—	—	82,000	(8)	1,167,680

James L. Dawson	419,458	(1)	—		0.65	06/01/2019	—		—
	—		100,000	(5)	5.12	01/24/2021	—		—
	87,500	(6)	112,500		19.00	09/29/2021	—		—
	—		60,750	(7)	28.61	09/11/2019	—		—
	—		—		—	—	60,750	(8)	865,080

Shawn J. Lindquist	32,292	(1)	51,667		0.65	02/11/2020	—		—
	14,583	(1)	23,334		0.65	03/01/2020	—		—
	11,875	(4)	31,250		1.96	09/11/2020	—		—
	—		200,000	(5)	5.12	01/24/2021	—		—
	23,334	(6)	78,750		19.00	09/29/2021	—		—
	—		42,500	(7)	28.61	09/11/2019	—		—
	—		—		—	—	42,500	(8)	605,200

David A. Flynn	626,726		—		0.65	06/01/2019	—		—
	2,358,329		—		1.96	05/27/2020	—		—
	98,958	(9)	401,042		5.12	01/24/2021	—		—
	351,181	(9)	168,819		19.00	09/29/2021	—		—
	18,750	(10)	206,250		30.15	09/13/2019	—		—
	—		—		—	—	206,250	(10)	2,937,000

Rick C. White	1,406,562		—		0.65	06/01/2019	—		—
	502,709	(11)	57,291		1.96	09/11/2020	—		—
	39,583	(11)	160,417		5.12	01/24/2021	—		—
	94,548	(11)	45,452		19.00	09/29/2021	—		—
	3,542	(10)	38,958		28.61	09/11/2019	—		—
	—		—		—	—	38,959	(10)	554,776

(1)	The option vests as to 1/4th of the total number of shares on the first anniversary of the vesting commencement date and an additional 1/48th of the total shares vests each month thereafter, subject to the NEO’s continued service through each vesting date. The options held by Mr. Robison have vesting commencement dates of December 16, 2011 and May 7, 2013, respectively. The options held by Messrs. Wolf and Dawson have vesting commencement dates of November 11, 2009 and April 30, 2009, respectively. The options held by Mr. Lindquist has a vesting commencement date of February 8, 2010.
(2)	Represents restricted stock units that vest the day before our 2013 annual meeting of stockholders.
(3)	Represents an award of restricted stock units that vests as to 1/4th of the units on May 15, 2014 and 1/16th of the units every three months thereafter subject to Mr. Robison’s continued service through such dates.
(4)	The option vests monthly as to 1/48th of the total number of shares on the first monthly anniversary of the vesting commencement date, subject to the NEO’s continued service through each vesting date. The options held by Mr. Wolf have a vesting commencement date of September 12, 2010. The options held by Mr. Smith have vesting commencement dates of June 2, 2009, September 22, 2009, and September 12, 2010, respectively. The option held by Mr. Lindquist has a vesting commencement date of September 12, 2010.
(5)	The option vests monthly as to 1/24th of the total number of shares on the 25th day of each month beginning on February 25, 2014, subject to the NEO’s continued service through each vesting date.
(6)	The option vests monthly as to 1/48th of the total number of shares beginning on the 13th day of each month after September, 2011, subject to the NEO’s continued service through each vesting date.
(7)	These stock options vest as to 1/12th of the shares subject to the stock option each month after December 31, 2015, subject to the continued service of the NEO on each vesting date. For further information regarding the impact of certain events upon the vesting schedules of these options, please see the “Employment Offer Letters” and “Agreements Providing for Severance or Change-of-Control Benefits” sections of this Proxy Statement.
(8)	Represents restricted stock units that vest as to 1/4th of the units every three months after November 15, 2015, subject to the respective NEO’s continued service through each vesting date.
(9)	As of Mr. Flynn’s resignation on May 7, 2013, these option awards were exercisable as to 62,500 and 335,833 shares, respectively, after giving effect to the acceleration provisions in the severance agreement, and were amended to provide that 1/12th of the remaining unvested shares of the option awards would vest each month thereafter, subject to Mr. Flynn’s continued service through each vesting date, such that these awards would be fully vested on May 7, 2014. However, if we decide to end the service relationship before that time other than for misconduct or Mr. Flynn terminates the service relationship for any reason, all of the shares subject to these awards would vest in full, subject to Mr. Flynn executing (and not revoking) a general release of claims with us.
(10)	This equity award was entirely unvested as of May 7, 2013 and, in connection with the execution of an advisory agreement with the NEO, was amended to provide that 1/12th of the shares subject to this equity award would vest on the seventh day of each month, subject to the respective NEO’s continued service through each vesting date, such that the award would be fully vested on May 7, 2014. However, if we decide to end the service relationship before that time other than for misconduct or the NEO terminates the service relationship for any reason, all of the shares subject to such NEO’s equity award would vest in full, subject to executing (and not revoking) a general release of claims with us.
(11)	As of Mr. White’s resignation on May 7, 2013, these option awards were exercisable as to 497,500, 25,000 and 90,416 shares, respectively, after giving effect to the acceleration provisions in the severance agreement, and were amended to provide that 1/12th of the remaining unvested portions of the option awards would vest each month thereafter, subject to Mr. White’s continued service through each vesting date, such that these award would be fully vested on May 7, 2014. However, if we decide to end the service relationship before that time other than for misconduct or Mr. White terminates the service relationship for any reason, all of the shares subject to these awards would vest in full, subject to Mr. White executing (and not revoking) a general release of claims with us.

Option Exercises and Stock Vested in Fiscal Year Ended June 30, 2013

The following table shows information regarding options that were exercised by our NEOs and restricted stock units that vested during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Shane Robison	—	—	—	—
Dennis P. Wolf	233,500	4,295,479	—	—
Lance L. Smith	219,583	4,436,079	—	—
James L. Dawson	250,000	5,479,363	—	—
Shawn J. Lindquist	129,927	2,495,581	—	—
David A. Flynn	260,000	7,342,682	18,750	262,688
Rick C. White	260,000	6,837,388	3,541	49,609

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of June 30, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)($/share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A)) (C)
Equity compensation plans approved by security holders(1)	19,854,339	5.96	9,904,520
Equity compensation plans not approved by security holders(2)	1,044,872	1.08	—
Total	20,899,211	5.72	9,904,520

(1)	Includes the following plans: 2011 Equity Incentive Plan, 2010 Executive Stock Incentive Plan, 2008 Stock Incentive Plan, and 2006 Stock Option Plan and certain stand-alone stock options granted to employees prior to our 2011 fiscal year. Our 2011 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 10,000,000 shares of our common stock, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our board of directors may determine. Our board of directors determined that the number of shares available for issuance under our 2011 Equity Incentive Plan would be increased by 4,952,076 shares for the 2014 fiscal year, which increase is not included in the securities remaining available for issuance in the table above.
(2)	Consists of common shares to be issued upon exercise of outstanding options under, (i) the IO Turbine, Inc. 2009 Equity Incentive Plan, which was assumed by us in connection with our acquisition of IO Turbine, Inc. in August 2011, and (ii) the NexGen Storage, Inc. 2010 Equity Incentive Plan which was assumed in April 2013.

Equity Awards Committee Authority and Limitations

In April 2011, our board of directors formed the equity awards committee and granted to the committee authority to grant equity awards to employees from our 2011 Equity Incentive Plan, or 2011 Plan, in accordance with certain specific grant guidelines determined by our board of directors and the compensation committee.

The equity awards committee is composed of three of our executive officers: Shane Robison, Dennis P. Wolf and Shawn J. Lindquist, our chief executive officer, our chief financial officer, and our chief legal officer, respectively. The equity awards committee typically meets on the last trading day of each month. The equity awards committee has authority to grant equity awards under the 2011 Plan subject to the following guidelines and limitations established by our board of directors and the compensation committee:

—

The equity awards committee may grant equity awards only to employees who are not: (1) Section 16 reporting persons; (2) executive vice presidents, senior vice presidents or vice presidents of the company; (3) employees who hold 5% or more of the outstanding capital stock of the company; or (4) members of the equity awards committee.

—	All equity awards granted by the equity awards committee become effective in accordance with our Equity Granting Guidelines and Practices discussed below.

—	All stock options granted by the equity awards committee shall have an exercise price equal to the closing sales price of our common stock on the effective date of grant.

—

The vesting commencement date for stock options or stock appreciation rights and full value awards (i.e., restricted stock, restricted stock units, and performance shares/units) are determined in accordance with our Equity Granting Guidelines and Practices discussed below.

—

The equity awards committee may grant equity awards subject to the following limitations for each calendar year: (1) a maximum of 50,000 shares subject to options to purchase common stock to any employee; (2) a maximum of 50,000 shares subject to stock appreciation rights to any employee; (3) a maximum of 25,000 restricted stock units to any employee, and (4) a maximum of 2,000,000 shares in total for all grants made pursuant to this delegation of authority.

In addition, the equity awards committee is required to report at each meeting of the compensation committee concerning equity awards granted by the committee.

Equity Granting Guidelines and Practices

Our board of directors has determined that equity awards may be granted under the 2011 Plan by the board, the compensation committee and the equity awards committee. Our board of directors has adopted the equity award guidelines described below. These guidelines are designed to comply with: (1) the administrative provisions of the 2011 Plan; (2) the requirements of the Delaware General Corporation Law; (3) the corporate governance requirements of the New York Stock Exchange; (4) applicable rules and regulations of the SEC, including those relating to Section 16 of the Exchange Act, or Section 16; and (5) relevant sections of the Code, including Section 422 (incentive stock options), Section 409A (deferred compensation) and Section 162(m) (performance based compensation). In September 2011, the compensation committee, after consulting with Compensia, adopted equity award guidelines described below. In September 2012, the compensation committee amended the equity granting guidelines, which are noted in the descriptions below. The following guidelines apply with respect to equity awards made under the 2011 Plan:

—

Only the board of directors and the compensation committee may grant equity awards to employees who are (1) Section 16 reporting persons; (2) executive vice presidents, senior vice presidents, or vice presidents of the company; (3) members of the equity awards committee; or (4) employees who hold 5% or more of the outstanding common stock of the company.

—	Following amendments made by the compensation committee in September 2012, equity awards become effective as follows:

¡	Awards granted to non-executives in connection with their initial hiring become effective on the last trading day of the month in which the grant is approved;

¡

Awards granted to executives in connection with their initial hiring that are approved during a trading blackout period is in effect under our Insider Trading Policy become effective on the last trading day of the month in which the grant is approved;

¡

For all other awards, if an award is approved when there is no trading blackout period in effect pursuant to the our Insider Trading Policy, it will granted and become effective on the date it is approved and if an award is approved during a trading blackout period under our Insider Trading Policy, the award will become effective on the first trading day of the next open trading window under our Insider Trading Policy.

—

The vesting commencement date for stock options or stock appreciation rights shall generally be either: (1) the date on which the employee’s bona fide employment commences (for newly hired employees); or (2) the date on which the grant is approved.

—

The vesting commencement date for full value awards shall generally be either the first quarterly vesting date to occur following: (1) the date on which the employee’s bona fide employment commences (for newly hired employees); or (2) the date on which the grant is approved.

In addition, our board of directors has retained the authority to make discretionary equity award grants to non-employee directors, subject to the guidelines above. Discretionary grants are subject to the guidelines described above, except that the vesting commencement date for any such discretionary award will be the date on which the grant is approved by our board of directors. The compensation committee may at any time, and without the approval of the board of directors, modify the guidelines described above, including to the extent necessary to maintain compliance with state, federal or foreign laws or regulations.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and no NEOs participated in a nonqualified deferred compensation plan during the fiscal year ended June 30, 2013.

Employment Offer Letters

Shane Robison

We entered into an offer letter agreement with Shane Robison, our Chief Executive Officer, dated May 29, 2013. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Robison’s current annual base salary is $750,000, and he is eligible to earn short-term incentive compensation with a target of 100 percent of his base salary. Mr. Robison also received a one-time lump sum payment of $750,000 as a starting bonus in connection with his appointment as our Chief Executive Officer, which is repayable to us if he departs or is terminated for cause prior to May 7, 2014. In connection with is employment, Mr. Robison also entered into an involuntary termination severance agreement providing for severance and change-of-control benefits to Mr. Robison, as described below under the “Agreements Providing for Severance or Change-of-Control Benefits” section.

Dennis P. Wolf

We entered into an offer letter agreement with Dennis P. Wolf, our Chief Financial Officer and Executive Vice President, dated November 4, 2009. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Wolf’s current annual base salary is $340,000, and he is eligible to earn short-term incentive compensation with a target of 70 percent of his base salary. In August 2010, Mr. Wolf entered into an involuntary termination severance agreement providing for severance and change-of-control benefits to Mr. Wolf, as described below under the “Agreements Providing for Severance or Change-of-Control Benefits” section.

Lance L. Smith

We entered into an offer letter agreement with Lance L. Smith, our Chief Operations Officer and Executive Vice President, dated April 29, 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Smith’s current annual base salary is $425,000, and he is eligible to earn short-term cash incentive compensation with a target of 80 percent of his base salary. In August 2010, Mr. Smith entered into an involuntary termination severance agreement providing for severance and change-of-control benefits to Mr. Smith, as described below under the “Agreements Providing for Severance or Change-of-Control Benefits” section.

James L. Dawson

We entered into an offer letter agreement with James L. Dawson, our Executive Vice President of Worldwide Sales, dated April 1, 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Dawson’s current annual base salary is $310,000, and he is eligible to earn short-term cash incentive compensation with a target of $310,000. In August 2010, Mr. Dawson entered into an involuntary termination severance agreement providing severance and change-of-control benefits to Mr. Dawson, as described below under the “Agreements Providing for Severance or Change-of-Control Benefits” section.

Shawn J. Lindquist

We entered into an offer letter agreement with Shawn J. Lindquist, our Chief Legal Officer, Executive Vice President and Secretary, dated January 29, 2010. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Lindquist’s current annual base salary is $325,000, and he is eligible to earn short-term incentive compensation with a target of 60 percent of his base salary. In August 2010, Mr. Lindquist entered into an involuntary termination severance agreement providing for severance and change-of-control benefits to Mr.  Lindquist, as described below under the “Agreements Providing for Severance or Change-of-Control Benefits” section.

Agreements Providing for Severance or Change-of-Control Benefits

We have entered into agreements with each of our NEOs that may provide for benefits under the circumstances described below, if the NEO’s employment is terminated under certain conditions, and enhanced benefits, if the termination occurs in connection with a change of control.

Shane Robison

Mr. Robison entered into an involuntary termination severance agreement in May 2013, which provides for the severance and change-of-control benefits described below.

If, prior to the three-month period before a change of control, his employment is terminated without cause or he resigns for good reason, he will be eligible to receive the following benefits if he timely signs a release of claims:

—	continued payment of base salary for a period of 12 months;

—	accelerated vesting of outstanding equity awards equal to the lesser of (x) the remaining vesting schedule, or (y) 12 months; and

—	payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

If, within the period commencing three months before change of control and ending 12 months after a change of control, his employment is terminated without cause or he resigns for good reason, he will be entitled to the following benefits if he timely signs a release of claims:

—	a lump sum payment equal to 18 months’ base salary;

—	a lump sum payment equal to 150% of his target annual bonus;

—	100% accelerated vesting of his outstanding equity awards; and

—	payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

In addition, if Mr. Robison’s employment terminates as a result of death or disability, he will be eligible to receive 100% accelerated vesting of his outstanding equity awards.

Dennis P. Wolf, Lance L. Smith, James L. Dawson and Shawn J. Lindquist

Messrs. Wolf, Smith, Dawson, and Lindquist each entered into involuntary termination severance agreements in August 2010, which provide for the severance and change-of-control benefits described below.

If, prior to the three-month period before a change of control, his employment is terminated without cause or he resigns for good reason, he will be eligible to receive the following benefits if he timely signs a release of claims:

—

continued payment of base salary for a period of 12 months (except that if a change of control occurs while he is receiving this benefit, he will be entitled to receive a lump sum payment equal to the remaining unpaid amount on the date of the change of control in lieu of the continuing payments); and

—	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

If, within the period commencing three months before change of control and ending 12 months after a change of control, his employment is terminated without cause or he resigns for good reason, he will be entitled to the following benefits if he timely signs a release of claims:

—

a lump sum payment equal to (x) one times his annual base salary (for the year of the change of control or his termination, whichever is greater), plus (y) one times his target annual bonus (for the year of the change of control or his termination, whichever is greater);

—	100% accelerated vesting of all outstanding equity awards; and

—	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

All Named Executive Officers (other than Messrs. Flynn and White)

In addition, in the event any of the amounts provide for under these agreements or otherwise payable to an NEO would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of benefits under this agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. The agreements do not require us to provide any tax gross-up payments.

For purposes of the agreements above, the terms shall have the following meanings:

—

“Cause” means any of the following occurring during the named executive officer’s employment by or service to us (except with respect to clause (v) below): (i) (“material” is added here in Mr. Robison’s definition only) personal dishonesty by the named executive officer involving company business or participation in a fraud against us, or breach of the named executive officer’s fiduciary duty to the company; (ii) indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (iii) the named executive officer’s willful refusal to comply with the lawful requests made of the named executive officer by our board of directors reasonably related to his employment by us and the performance of his employment duties (but which shall not include a request to waive or amend any portion of his agreement or terminate his agreement or to consent to an action that would result in the named executive officer’s loss of a right under his agreement); (iv) material violation of our policies, after written notice to the named executive officer and an opportunity to be heard by our board of directors and his failure to fully cure such violations within a reasonable period of time of not less than 30 days after such hearing; (v) threats or acts of violence in the workplace; (vi) unlawful harassment in the course of any business activity of any of our employees, independent contractors, vendors or suppliers; (vii) theft or unauthorized conversion by or transfer of any company asset or business opportunity to the named executive officer or any third party; and (viii) a material breach by the named executive officer of any material provision of his agreement or any other agreement with us after written notice to the named executive officer and an opportunity to be heard by our board of directors and his failure to fully cure such breach within a reasonable period of time of not less than 30 days after such hearing.

—

“Change of Control” means the occurrence of any of the following events (i) any person or group of persons acquiring ownership of more than 50% of the total voting power of our stock; (ii) certain changes in the majority of our board of directors; (iii) the sale of all or substantially all of our assets.

—

“Disability” means that the named executive officer has been unable to perform his employment duties as the result of named executive officer’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or the named executive officer’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

The following sentence is added to the end of Mr. Robison’s “Disability” definition: Termination resulting from Disability may only be effected after at least 30 days’ written notice by us of our intention to terminate Mr. Robison’s employment. In the event that Mr. Robison resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

—

“Good Reason” (Mr. Robison only) means Mr. Robison’s resignation within 90 days following the expiration of any cure period as applicable (discussed below) following the occurrence of one or more of the following, without Mr. Robison’s express written consent: (i) a material reduction of or change in Mr. Robison’s authority, responsibilities, or titles, relative to Mr. Robison’s authority or responsibilities in effect immediately prior to such reduction, or, a change in the Mr. Robison’s reporting position such that Mr. Robison no longer reports directly to our board of directors (any change which results in Mr. Robison’s ceasing to serve as Chairman and Chief Executive Officer of a publicly held company (other than as the result of his voluntary resignation not at the request of the successor or its parent) shall be deemed to constitute a material change or reduction in Mr. Robison’s authority and responsibilities constituting grounds for a Good Reason termination); (ii) a material reduction of Mr. Robison’s base compensation (in other words, a material reduction in Mr. Robison’s base salary or bonus or benefits) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall Company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; (iii) a material change in the geographic location at which Mr. Robison must perform services (in other words, Mr. Robison’s relocation to a facility or an office location more than a 50-mile radius from Mr. Robison’s then current location); (iv) a material breach by us of a material provision of his involuntary termination agreement; or (v) a Change of Control. Notwithstanding the foregoing, but limited to the circumstances described above in subsections (i)—(iv), Mr. Robison agrees not to resign for Good Reason without first providing us with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of 30 days following the date of such notice.

—

“Good Reason” (applies to Messrs. Smith and Dawson) means the named executive officer’s resignation within 90 days following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following, without the named executive officer’s express written consent: (i) prior to a change of control a material reduction of the named executive officer’s duties, authority, or responsibilities, relative to the named executive officer’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; or following a change of control, (A) the removal of the named executive officer from the position held by the named executive officer immediately prior to the change of control, provided that continued employment following the change of control with substantially the same responsibility with respect to our business and operations shall not constitute “Good Reason” (for example, the named executive officer shall not have been removed from his position if he is employed by us, the acquiring company or one of our affiliates and the named executive officer has substantially the same responsibilities with respect to our business as he had immediately prior to the change of control whether the named executive officer’s title is revised to reflect his placement within the overall corporate hierarchy and whether the named executive officer provides services to a subsidiary, affiliate, business unit or otherwise), or (B) a material reduction in the named executive officer’s responsibilities, authority or status as such (which for this purpose shall include a material reduction in the resources (financial, personnel and other) allocated to our business and under the named executive officer’s direction, including reallocation of key personnel engaged in our business to other businesses of the acquiring company); (ii) a material reduction of the named executive officer’s base compensation (base salary or bonus or benefits) in effect immediately prior to such reduction, other than reductions implemented as part of an overall company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; (iii) a material change in the geographic location at which the named executive officer must perform services (in other words, the named executive officer’s relocation to a facility or an office location more than a 50-mile radius from the named executive officer’s then current location); or (iv) a material breach by us of a material provision of his involuntary termination agreement. Notwithstanding the foregoing, the named executive officer agrees not to resign for Good Reason without first providing us with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of 30 days following the date of such notice.

—

“Good Reason” (Mr. Wolf only) means Mr. Wolf’s resignation within 90 days following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Wolf’s express written consent: (i) prior to a change of control, a material reduction of Mr. Wolf’s duties, authority, or responsibilities, relative to Mr. Wolf’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) following a change of control, a change in Mr. Wolf’s reporting position such that Mr. Wolf no longer reports directly to the chief executive officer of the parent corporation in a group of controlled corporations; provided, however, that in the event of change of control, Mr. Wolf agrees to continue his employment with the company or its successor to help ensure a smooth transition of his responsibilities on mutually agreeable terms for a period of up to six months following the change of control (if the company or its successor, or any parent corporation in a control group of corporations that includes the company or its successor, is a company whose securities are listed, admitted to trade, or quoted on a national securities exchange, then Mr. Wolf not serving as the Chief Financial Officer of the publicly traded company (other than as the result of his voluntary resignation not at the request of the company or its successor or its parent) shall be deemed to constitute a material change or reduction in Mr. Wolf’s authority and responsibilities constituting grounds for a Good Reason termination); (iii) a material reduction of Mr. Wolf’s base compensation (in other words, a material reduction in Mr. Wolf’s base salary or bonus or benefits) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; (iv) a material change in the geographic location at which Mr. Wolf must perform services (in other words, Mr. Wolf’s relocation to a facility or an office location more than a 50 mile radius from Mr. Wolf’s then current location); or (v) a material breach by us of a material provision of his involuntary termination agreement. Notwithstanding the foregoing, Mr. Wolf agrees not to resign for Good Reason without first providing the company with the written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of 30 days following the date of such notice.

—

“Good Reason” (Mr. Lindquist only) means Mr. Lindquist’s resignation within 90 days following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Lindquist’s express written consent: (i) prior to a change of control, a material reduction of Mr. Lindquist’s duties, authority, or responsibilities, relative to Mr. Lindquist’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) following a change of control, a change in Mr. Lindquist’s reporting position such that Mr. Lindquist no longer reports directly to the chief executive officer of the parent corporation in a group of controlled corporations; provided, however, that in the event of change of control, Mr. Lindquist agrees to continue his employment with the company or its successor to help ensure a smooth transition of his responsibilities on mutually agreeable terms for a period of up to six months following the change of control (if the company or its successor, or any parent corporation in a control group of corporations that includes the company or its successor, is a company whose securities are listed, admitted to trade, or quoted on a national securities exchange, then Mr. Lindquist not serving as the Chief Legal Officer of the publicly traded company (other than as the result of his voluntary resignation not at the request of the company or its successor or its parent) shall be deemed to constitute a material change or reduction in Mr. Lindquist’s authority and responsibilities constituting grounds for a Good Reason termination); (iii) a material reduction of Mr. Lindquist’s base compensation (in other words, a material reduction in Mr. Lindquist’s base salary or bonus or benefits) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; (iv) a material change in the geographic location at which Mr. Lindquist must perform services (in other words, Mr. Lindquist’s relocation to a facility or an office location more than a 50 mile radius from Mr. Lindquist’s then current location); or (v) a material breach by us of a material provision of his involuntary termination agreement. Notwithstanding the foregoing, Mr. Lindquist agrees not to resign for Good Reason without first providing the company with the written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of 30 days following the date of such notice.

Potential Payments upon Termination or Change of Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our NEOs in the events described below, assuming that the termination of employment or change of control was effective on June 30, 2013, under the agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change of control, as applicable.

Termination without Cause or Resignation for Good Reason

	Salary Continuation ($)	Short-Term Incentive Compensation ($)	Value of Accelerated Equity Awards ($)(1)	Continuation of Healthcare Coverage Premiums ($)	Total ($)
Shane Robison	750,000	—	1,422,009	13,901	2,185,910
Dennis P. Wolf	340,000	—	—	13,901	353,901
Lance L. Smith	360,000	—	—	13,901	373,901
James L. Dawson	310,000	—	—	21,494	331,494
Shawn J. Lindquist	280,000	—	—	21,494	301,494

(1)	Amounts indicated in the table are calculated based on the closing price of our common stock on the NYSE as of June 30, 2013 ($14.24). As of June 30, 2013, 189,395 shares of common stock subject to Mr. Robison’s options and 95,935 restricted stock units, valued at $55,894 and $1,366,114, respectively, would have accelerated if he had been terminated without cause or resigned for good reason, subject to his timely execution and non-restriction of a release of claims with the Company, which is an additional 12 months of vesting of the unvested portion subject to each award of restricted stock units and options granted to Mr. Robinson as of June 30, 2013.

Termination without Cause or Resignation for Good Reason

in connection with a Change of Control

	Salary Continuation ($)	Short-Term Incentive Compensation ($)	Value of Accelerated Equity Awards ($)(1)	Continuation of Healthcare Coverage Premiums ($)	Total ($)
Shane Robison	1,125,000	1,125,000	5,030,052	20,852	7,300,904
Dennis P. Wolf	340,000	238,000	4,259,321	13,901	4,851,222
Lance L. Smith	360,000	252,000	5,139,868	13,901	5,765,769
James L. Dawson	310,000	310,000	1,777,080	21,494	2,418,574
Shawn J. Lindquist	280,000	140,000	3,832,214	21,494	4,273,708

(1)	Amounts indicated in the table represent the aggregate value of these equity awards assuming an acceleration of 100% of the restricted stock units and shares subject to the options granted that were unvested as of June 30, 2013. The table below indicates the portion of this value derived from option awards and stock awards. For option grants, the value indicated in the table below is calculated as the difference between the closing price of our common stock on the NYSE as of June 30, 2013 ($14.24) and the exercise price of these options, multiplied by the number of accelerated shares. For stock awards, the value indicated in the table below is calculated as the closing price of our common stock on the NYSE as of June 30, 2013 ($14.24) multiplied by the number of accelerated shares.

	Accelerated Option Awards (#)	Value of Accelerated Option Awards ($)	Accelerated Stock Awards (#)	Value of Accelerated Stock Awards ($)	Value of Accelerated Equity Awards($)
Shane Robison	669,501	206,380	338,741	4,823,672	5,030,052
Dennis P. Wolf	530,667	3,241,161	71,500	1,018,160	4,259,321
Lance L. Smith	633,875	3,972,188	82,000	1,167,680	5,139,868
James L. Dawson	273,250	912,000	60,750	865,080	1,777,080
Shawn J. Lindquist	427,501	3,227,014	42,500	605,200	3,832,214

RELATED PERSON TRANSACTIONS AND

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Other than compensation arrangements, we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

—	the amounts involved exceeded or will exceed $120,000; and

—	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this proxy statement.

Employment Arrangements and Indemnification Agreements

We have entered into employment and consulting arrangements with certain of our current and former executive officers. See “Executive Compensation—Employment Offer Letters”.

We have also entered into indemnification agreements with each of our directors and officers, as well as certain stockholders affiliated with our directors. The indemnification agreements and our certificate of incorporation and bylaws currently in effect require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

In accordance with the charter for the audit committee of the board of directors, our audit committee reviews and approves in advance in writing any proposed related person transactions. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

—	Directors, nominees for director and executive officers of Fusion-io;

—	Any person known to be the beneficial owner of five percent or more of Fusion-io’s common stock (a “5% Stockholder”);

—	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder; and

—	Any firm, corporation or other entity in which any of the foregoing persons is employed or in which such person has a 5% or greater beneficial ownership interest.

In accordance with our Related Person Transactions Policy and Procedures, the audit committee must review and approve all transactions in which (i) Fusion-io or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all our employees generally.

In assessing a related party transaction brought before it for approval the audit committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The audit committee may then approve or disapprove the transaction in its discretion. Additionally the following transactions do not require audit committee approval: (1) compensation arrangements for named executive officers and directors do not need to be approved by the audit committee if such arrangements are required to be publicly disclosed in the company’s SEC filings; (2) compensation arrangements of executive officers who are not named executive officers if approved by the compensation committee; (3) any transaction with another company at which a related person’s only relationship is as an employee (excluding as an executive officer or a director) or beneficial owner of less than 5% of that company’s shares; and (4) any transaction where the related person’s interest arises solely from the ownership of the company’s common stock and all holders of the company’s common stock received the same benefit on a pro rata basis.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Fusion-io officers and directors and persons who beneficially own more than 10% of a registered class of Fusion-io’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Fusion-io with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Fusion-io and written representations that no additional forms were required, Fusion-io is not aware that any of its directors, officers or persons who beneficially owned more than 10% of a registered class of Fusion-io’s equity securities failed to comply with the reporting requirements applicable to them pursuant to Section 16(a) with respect to transactions during the fiscal year ended June 30, 2013, except with respect to one transaction by Neil A. Carson that occurred on September 13, 2012, which, due to a clerical error, was disclosed on a Form 5 filed on August 13, 2013.

Our Insider Trading Policy permits directors, officers and other employees covered under the policy to establish, subject to certain conditions and limitations set forth in the policy, written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act, which permit automatic trading of common stock of Fusion-io, Inc. or trading of common stock by an independent person (such as a stockbroker) who is not aware of material nonpublic information at the time of the trade. We are aware that certain of our directors and officers have entered into written trading plans, and we believe our directors and officers may establish such plans in the future.

SECURITY OWNERSHIP

The following table sets forth information, as of September 25, 2013, concerning:

—	Each person who we know beneficially owns more than five percent of our common stock;

—	Each of our directors and nominees for the board of directors;

—	Each of our NEOs; and

—	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o Fusion-io, Inc., 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 102,318,784 shares of common stock outstanding at September 25, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 25, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records and information filed with the SEC as of September 25, 2013, except where otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Shares Beneficially Owned (%)
5% Stockholders:
Fidelity Management & Research Company(1)	14,806,161	14.47
New Enterprise Associates 12, Limited Partnership(2)	7,038,379	6.88
David A. Flynn(3)	6,580,766	6.27
Directors and Named Executive Officers:
Shane Robison(4)	62,916	*
Dennis P. Wolf(5)	230,131	*
Lance L. Smith(6)	214,793	*
James L. Dawson(7)	475,916	*
Shawn J. Lindquist(8)	160,962	*
Forest Baskett(9)	7,137,754	6.97
H. Raymond Bingham(10)	128,750	*
Dana L. Evan(11)	152,250	*
John F. Olsen	—	*
Scott D. Sandell(12)	7,138,938	6.97
All directors and executive officers as a group (12 persons)	8,666,377	8.34

*	Less than one percent.

(1)	Consists of (i) 13,811,161 shares held by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, and (ii) 995,000 shares beneficially owned by one or more entities affiliated with FMR LLC. Our information for these holdings is taken solely from the Form 13F filed with the SEC by FMR LLC on September 24, 2013. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)	Consists of 7,038,379 shares held of record by New Enterprise Associates 12, Limited Partnership (NEA 12). The shares directly held by NEA 12 are indirectly held by NEA Partners 12, Limited Partnership (NEA Partners 12), the sole general partner of NEA 12, NEA 12 GP, LLC (NEA 12 LLC), the sole general partner of NEA Partners 12 and each of the individual Managers of NEA 12 LLC. The individual Managers (collectively, the Managers) of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our board of directors), Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri and Scott D. Sandell (a member of our board of directors). NEA Partners 12, NEA 12 LLC and the Managers share voting and dispositive power with regard to the shares directly held by NEA 12. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(3)	Consists of (i) 3,760,147 shares held of record by Sandusky Investments, Ltd., which is controlled by Mr. Flynn and co-owned by Mr. Flynn and other affiliated persons, (ii) 207,647 shares held of record by Mr. Flynn, (iii) 18,750 shares held by DAF Ventures, Ltd., which is controlled by and co-owned by Mr. Flynn, and (iv) 2,594,222 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(4)	Mr. Robison is the Chairman and Chief Executive Officer of Fusion-io. Consists of 62,916 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(5)	Mr. Wolf is the Chief Financial Officer and Executive Vice President of Fusion-io. Consists of (i) 2,340 shares held directly by Mr. Wolf and (ii) 227,791 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(6)	Mr. Smith is the President and Chief Operating Officer of Fusion-io. Consists of 214,793 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(7)	Mr. Dawson is the Chief Sales Officer and Executive Vice President of Fusion-io. Consists of (i) 20,000 held by the Dawson Family Trust and (ii) 455,916 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(8)	Mr. Lindquist is the Chief Legal Officer, Executive Vice President and Secretary of Fusion-io. Consists of (i) 3,253 held by the Mr. Lindquist and (ii) 157,709 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(9)	See footnote (1) above regarding Dr. Baskett’s relationship with New Enterprise Associates, Inc. and its affiliated entities. In addition to the NEA shares, Dr. Baskett has 15,000 shares issuable pursuant to the vesting of a restricted stock unit within 60 days of September 25, 2013, and 84,375 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(10)	Consists of (i) 5,000 shares held by Mr. Bingham and (ii) 123,750 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(11)	Consists of (i) 23,500 shares held by Ms. Evan, (ii) 1,000 held by her son, and (iii) 127,750 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.
(12)	See footnote (1) above regarding Mr. Sandell’s relationship with New Enterprise Associates, Inc. and its affiliated entities. In addition to the NEA shares, The Sandell Family Trust, dated 3/30/01, Scott D. Sandell and Jennifer Ayer Sandell, Trustees, owns 1,184 shares and Mr. Sandell has 15,000 shares issuable pursuant to the vesting of a restricted stock unit within 60 days of September 25, 2013, and 84,375 shares issuable pursuant to stock options exercisable within 60 days of September 25, 2013.

OTHER MATTERS

We know of no other matters to be submitted at the 2013 annual meeting of stockholders. If any other matters properly come before the 2013 annual meeting of stockholders, the designated proxies will vote the shares they represent in their discretion.

It is important that your shares be represented at the 2013 annual meeting of stockholders, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Salt Lake City, Utah

October 10, 2013

IMPORTANT INFORMATION CONCERNING

THE 2013 ANNUAL MEETING OF STOCKHOLDERS OF FUSION-IO, INC.

Check-in begins: 10:00 a.m. Mountain Time	Meeting begins: 10:30 a.m. Mountain Time

—	Fusion-io stockholders as of the close of business on September 25, 2013 are entitled to attend the 2013 annual meeting of stockholders of Fusion-io, Inc. on Thursday, November 21, 2013

—	All Fusion-io stockholders and their proxies should be prepared to present photo identification for admission to the meeting

—

If you are a street name holder (that is, you hold your shares through a broker, trustee or nominee), you will be asked to present proof of beneficial ownership of shares of Fusion-io common stock as of the record date—for example, a copy of your most recent brokerage statement prior to September 25, 2013, a copy of your voting instruction card, or other evidence of ownership

—	Persons acting as proxies must bring a valid proxy from a record holder who owns shares of Fusion-io common stock as of the close of business on September 25, 2013

THANK YOU FOR YOUR INTEREST AND SUPPORT—YOUR VOTE IS IMPORTANT!

Directions to:

Fusion-io Corporate Headquarters

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121 U.S.A.

Telephone: 801.424.5500

www.fusionio.com

From Salt Lake International Airport (approximately 20 miles):

Exit the airport by taking I-80 East towards City Center, Ogden, Provo. Take I-215 towards Provo. Continue on I-215 for about 10 miles.

Take exit 6 for UT-190 East towards 3000 East. Turn right onto UT-190 East/South Cottonwood Canyon Road.

Take the first right onto South 3000 East. Turn right onto East Cottonwood Parkway.

Fusion-io’s corporate headquarters are located in the first of four buildings in the Cottonwood Corporate Center.

FUSION-IO, INC.
2855 E. COTTONWOOD PARKWAY
SUITE 100
SALTLAKE CITY, UT 84121
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For All
Withhold All
For All Except
To withhold authority to vote for any individual nominee(s), mark “For All
The Board of Directors recommends you vote
Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
1. Election of Directors
Nominees
01 H. Raymond Bingham
02 Scott D. Sandell
The Board of Directors recommends you vote FOR proposals 2 and 3.
For Against Abstain
2. The ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2014.
3. The approval of the compensation of the named executive officers.
NOTE: This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the Election of Directors in Proposal 1 and “FOR” Proposals 2 and 3, and as the appointed proxies deem advisable on such other matters as may come before the meeting.
For address change/comments, mark here.
(see reverse for instructions)
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date
0000185739_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/ are available at www.proxyvote.com.
FUSION-IO, INC.
Annual Meeting of Stockholders
November 21, 2013 10:30 AM MT
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Shane Robison, Dennis P. Wolf and Shawn J. Lindquist, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of FUSION-IO, INC. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM MT on November 21, 2013, at Fusion-IO’s headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121, or any adjournment, postponement or other delay thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000185739_2 R1.0.0.51160